UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 21, 2013

Dear Shareholder:

The 2013 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 21, 2013 at 10:00 a.m., for the following purposes:

1.	To elect eight directors of CDI;

2.	To approve CDI’s executive compensation in an advisory vote;

3.	To ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2013; and

4.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 19, 2013 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying postage-paid envelope. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached Proxy Statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Brian D. Short, Secretary

Dated: April 15, 2013

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 21, 2013

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement carefully before voting.

2013 Annual Meeting Information

Date and Time: May 21, 2013 at 10:00 a.m.

Location: Trumbauer West Room, 51st Floor, Three Logan Square, 1717 Arch St., Philadelphia, PA

Record Date: March 19, 2013

Common Shares Outstanding as of Record Date: 19,412,549

How to Vote: Most shareholders can vote in person at the Annual Meeting or by telephone, Internet or mail

Items to be Voted On and Board Recommendation

Proposal	Board Voting Recommendation	Page Reference (for more information)
1. Election of Directors	FOR ALL	7-9
2. “Say-on-pay” advisory vote to approve executive compensation	FOR	52-53
3. Ratify appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2013	FOR	53-55

The Eight Nominees for Director

				Board Committees
Name	Director Since	Independent?	Position	Audit	Compensation	Executive	Finance	Governance & Nominating
H. Paulett Eberhart	2011	No	CEO of CDI Corp.			* (Chair)	*
Michael J. Emmi	1999	Yes	Chairman & CEO of IPR International LLC		* (Chair)			*

Walter R. Garrison	1958	Yes	Chairman of the Board of CDI Corp.			*		* (Chair)

Lawrence C. Karlson	1989	Yes	Consultant for industrial & technology companies	* (Chair)			*

Ronald J. Kozich	2003	Yes	Retired Managing Partner, Ernst & Young, Philadelphia	*	*

Anna M. Seal	2010	Yes	Former SVP & CFO of Global Manuf. & Supply Div. of GlaxoSmithKline	*				*

Albert E. Smith	2008	Yes	Former Chairman of Tetra Tech, Inc.; Former EVP of Lockheed Martin		*		*

Barton J. Winokur	1968	No	Partner at Dechert LLP (law firm)			*	* (Chair)

Corporate Governance

Separate Chairman and CEO: Yes

Non-Employee Directors Meet Without Management: Yes

Staggered Board: No (all directors are elected annually)

Cumulative Voting: No

Executive and Director Share Ownership Guidelines: Yes

Clawback Policy for Executive Compensation: Yes

Frequency of Advisory Vote on Executive Compensation: Annually

Executive Compensation

CDI’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. For example, approximately 67% of our CEO’s 2012 target direct compensation opportunity, and approximately 55% of our other Named Executive Officer’s 2012 target direct compensation opportunity, was in the form of a combination of performance and time-based equity awards and an annual cash bonus based on the achievement of certain performance goals. During 2012, the performance objectives for the annual cash incentive program and the performance shares awards were revised to reflect the key drivers of CDI’s new strategic growth plan. The amounts earned by CDI’s executives under our 2012 compensation program reflect CDI’s solid performance in 2012.

The following table summarizes the compensation of our five Named Executive Officers for 2012, as reported in accordance with SEC rules. For more information, see pages 37-40.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)	Total ($)
H. Paulett Eberhart	757,787	0	371,990	310,009	568,012	95,164	2,102,962
Robert M. Larney	475,000	150,000	113,993	95,007	219,326	7,261	1,060,587
Philip L. Clark	457,787	0	113,993	95,007	243,695	6,657	917,139
Robert J. Giorgio	465,004	0	106,691	0	237,987	26,075	835,757
Brian D. Short	357,788	0	89,994	75,003	156,661	5,219	684,665

Ratification of KPMG LLP as CDI’s Independent Registered Public Accounting Firm for 2013

KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for 2013, subject to ratification by our shareholders. The Audit Committee considers KPMG to be well qualified for this engagement.

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. (which is referred to in this Proxy Statement as “CDI”, “the company” or “we”) beginning on or about April 19, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 21, 2013

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/CDI/2013proxy.cfm.

CDI’s Annual Report and Form 10-K for 2012 can also be found at that website.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2013 Annual Meeting of Shareholders of CDI Corp. (the “Annual Meeting”). Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Brian D. Short and Craig H. Lewis (who are referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 21, 2013 at 10:00 a.m. in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of eight directors of CDI;
2.	An advisory vote on CDI’s executive compensation; and
3.	The ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2013.

What are the Board’s recommendations?

CDI’s Board of Directors recommends the following votes:

1.	Proposal One – FOR the election of the eight persons nominated to serve as directors;
2.	Proposal Two – FOR approval of the advisory vote on executive compensation; and
3.	Proposal Three – FOR ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2013.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to vote for the election of any or all of the eight nominated directors or to withhold authority to vote for the election of any or all of the eight nominated directors. You can separately approve or disapprove Proposals Two and Three, or abstain with respect to either of those proposals.

If you sign and return the proxy card, your shares will be voted (a) for the election of all of the eight nominated directors unless you indicate that authority to do so is withheld, and (b) in favor of Proposals Two and Three, unless you specify a different vote.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 19,

2013 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote on each proposal for every share of CDI stock you owned on March 19, 2013, the record date for this Annual Meeting.

How many votes can be cast by all shareholders?

19,412,549, which is the number of shares of CDI stock outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board of directors).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent (Computershare), you are considered to be a "registered shareholder" of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the "beneficial holder" of the shares held for you in what is known as "street name". If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee regarding how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website www.investorvote.com/CDI and should have their proxy card with them and follow the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form with them, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you do not need to mail your proxy card.

Voting By Telephone:

A touch-tone telephone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-800-652-VOTE (8683), which is toll-free in the United States, and should have their proxy card with them and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form with them, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to in this Proxy Statement as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot. However, this does not apply to shares held in our 401(k) plan, where once a proxy card is submitted by an account holder, the vote cannot be changed.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares at the brokers’ discretion on the proposals regarding routine matters, which includes our Proposal Three, ratifying the appointment of the independent registered public accounting firm. Under NYSE rules, the other proposals (Proposals One and Two) are considered to be “non-discretionary” items, which mean that your broker cannot vote your shares on those matters if it has not received voting instructions from you. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal.

For the shares held in our 401(k) plan, the plan’s trustee will vote all shares held in a participant’s account in the manner directed by the participant. If a participant fails to direct the voting of shares held in his or her account, those shares will not be voted.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Since there were 19,412,549 shares of CDI stock outstanding on the record date, 9,706,275 shares are necessary for a quorum at the Annual Meeting.

What vote is required to approve each item (assuming that a quorum is present)?

For Proposal One, directors are elected by a plurality of the votes cast, which means the eight nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the eight director nominees and there is no cumulative voting. Shares represented by proxies that are marked "withhold authority" for the election of one or more director nominees will not be counted as a vote cast for those persons.

Approval of Proposals Two and Three each requires the affirmative vote of a majority of the votes cast on such matter at the Annual Meeting. Shares represented by proxies that reflect broker non-votes will not be considered to be a vote cast on either Proposal One or Proposal Two. Shares represented by proxies that contain abstentions on any proposal will not be considered to be a vote cast on such proposal.

The vote described in Proposal Two is not binding on CDI, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take the outcome of this vote into consideration when making future executive compensation decisions.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy as indicated above until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you may be required to demonstrate that you were a CDI shareholder on March 19, 2013.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI proxy statement and annual report. This practice is known as “householding” and is designed to reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this Proxy Statement or CDI’s annual report for 2012, we will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 636-1240. This Proxy Statement is available online at http://investor.shareholder.com/CDI/2013proxy.cfm. The current and past CDI proxy statements and annual reports can also be found at www.cdicorp.com, in the Investor Relations section.

If you are a beneficial holder and would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated eight directors for election at CDI’s 2013 Annual Meeting, to hold office until next year’s annual meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the eight nominees identified below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable to serve, the Board may nominate, and the named proxies may vote for, a substitute nominee.

Below is information about each nominee for election to the Board of Directors, including the person’s age, positions held, principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which the person currently serves as a director or has served as a director during at least the past five years. Information is also presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Governance and Nominating Committee and our Board to the conclusion that he or she should serve as a director of CDI.

H. PAULETT EBERHART

Ms. Eberhart, age 59, has been the President and Chief Executive Officer (CEO) of CDI, and a director of CDI, since January 2011. From 2009 until joining CDI, she was Chairman and Chief Executive Officer of HMS Ventures, a privately-held real estate and consulting services firm. She served as President and CEO of Invensys Process Systems, Inc., an industrial automation firm, from January 2007 to January 2009. From 2003 to 2004, Ms. Eberhart was President-Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company which has since been acquired by Hewlett-Packard Company. This concluded a 26-year career at EDS, where she held various senior-level executive, operating and financial positions. Ms. Eberhart is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She is currently a director of Advanced Micro Devices, Inc. and of Anadarko Petroleum Corporation, in both cases since 2004. She served as a director of Fluor Corporation from June 2010 to February 2011 and as a director of Solectron Corporation (later acquired by Flextronics International Ltd.) from 2005 to 2007.

Ms. Eberhart brings significant executive, operational and financial leadership and experience to CDI and its Board. Her management responsibilities have included global operations, a key element of CDI’s strategic growth plan. Also, she has gained substantial experience through her service on the boards of a number of other public companies that will benefit our Board. As our CEO, her presence on our Board enhances the communication and working relationship between the Board and the company’s executive team.

MICHAEL J. EMMI

Mr. Emmi, age 71, has been a director of CDI since 1999. He has been, since 2002, the Chairman and CEO of IPR International LLC, which provides electronic data backup storage, archiving, business continuity and data center services. From 1985 to 2002, he was the Chairman and CEO of Systems & Computer Technology Corporation, which provided information technology services and software to higher education, local government, utilities and manufacturing customers. He served as a director of Metallurg, Inc. from 2003 to 2007 and as a director of Education Management Corporation from 2004 to 2006.

Mr. Emmi has significant senior leadership, management and operational experience, including many years as CEO of a public professional services company. He brings to our Board extensive knowledge and experience in the information technology and outsourcing fields, which are important parts of CDI’s business. He has considerable experience in corporate transactions, such as mergers and acquisitions, which is valuable to our Board. He also has experience as a director of other public companies.

WALTER R. GARRISON

Mr. Garrison, age 86, has been a director of CDI since 1958 and the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and CEO of CDI.

As the long-time CEO and Chairman of the company, Mr. Garrison has demonstrated executive leadership and broad management skills in building CDI’s business. He brings to the Board his extensive knowledge of CDI and the engineering, staffing and outsourcing businesses. As a registered professional engineer, he possesses an advanced technical understanding of a major segment of CDI’s business.

LAWRENCE C. KARLSON

Mr. Karlson, age 70, has been a director of CDI since 1989. He is currently an independent consultant for industrial and technology companies. He was the Chairman and CEO of Berwind Financial Corporation, a leveraged buyout group, from 2001 to 2004. Prior to that time, he served as Chairman of Spectra-Physics AB, a provider of laser technology and products, President and CEO of Pharos AB, an instrumentation manufacturer, President and CEO of Nobel Electronics, a manufacturer of transducers, and President, U.S. Operations of Fischer & Porter Co., a designer and manufacturer of process instrumentation. He has served as a director of Campbell Soup Company since 2009 and as a director of H&E Equipment Services, Inc. since 2005. He was the Chairman of the Board of Mikron Infrared Company, Inc. from 2000 until 2007.

Mr. Karlson has broad senior leadership, management and operational experience. He has held senior executive positions at companies based outside the United States, giving him a global perspective that is important as CDI seeks international growth. He has substantial experience in corporate transactions, such as mergers and acquisitions, which is helpful to our Board. He also has experience as a director of numerous public companies over the years, including service as the chairman of public company boards, which benefits our Board.

RONALD J. KOZICH

Mr. Kozich, age 73, has been a director of CDI since 2003. He was the Managing Partner of the Philadelphia region of Ernst & Young LLP, a large accounting firm, from 1991 to 1999, when he retired. He is a Certified Public Accountant. He served as a director of Tasty Baking Company from 2000 to 2011.

Mr. Kozich’s extensive financial and accounting knowledge and experience is valuable to our Board and the Audit Committee. He fills an important role as CDI’s “audit committee financial expert”. He brings to the Board management, human resources and operational experience from his career at Ernst & Young LLP. He has also served for many years on the board of directors of a public company (Tasty Baking Company) and as an audit committee financial expert at that public company.

ANNA M. SEAL

Ms. Seal, age 57, has been a director of CDI since 2010. From 2001 to 2012, she was the Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline, a major pharmaceutical and consumer healthcare company. Ms. Seal is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She served as a director of Arrow International, Inc. from 2005 until 2007.

Ms. Seal has substantial financial, executive and management experience. Her extensive financial and accounting knowledge is valuable to our Board and to our Audit Committee. She also has significant experience in the areas of strategic planning, change management and corporate acquisitions and dispositions, both domestically and internationally, which is beneficial to our Board.

ALBERT E. SMITH

Mr. Smith, age 63, has been a director of CDI since 2008. He was the Chairman of Tetra Tech, Inc., an environmental engineering and consulting firm, from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation, an aerospace, defense, security and technology company, from 2000 to 2004. He has served as a director of Tetra Tech, Inc. since 2005 and as a director of Curtiss-Wright Corporation since 2006.

Mr. Smith has significant executive, management and operational experience, including his leadership roles at Tetra Tech, Inc. and Lockheed Martin Corporation. He brings broad knowledge of the engineering services business and the federal defense industry, which are important parts of CDI’s business. Mr. Smith has an engineering degree, which gives him an advanced technical understanding of CDI’s engineering business. He also has experience as a director of other public companies.

BARTON J. WINOKUR

Mr. Winokur, age 73, has been a director of CDI since 1968. He has been a partner at Dechert LLP, an international law firm, since 1972. He was the Chairman and CEO of Dechert LLP from 1996 to 2011.

Mr. Winokur has extensive experience as a lawyer in representing public and private companies in complex transactions such as mergers, acquisitions, divestitures and joint ventures. He has counseled many boards of directors of public companies in connection with a wide variety of corporate governance matters. His knowledge and background in those areas is valuable to CDI’s Board. Mr. Winokur also has demonstrated executive leadership as the Chairman and CEO of a large global law firm. As a long-serving director of CDI, Mr. Winokur has extensive knowledge of the company and its business. He also has experience as a director of other public companies.

The Board of Directors unanimously recommends a vote FOR the election of each of the eight nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all eight nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the

Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

The Board conducted this review in 2013 and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Paulett Eberhart and Barton Winokur. Ms. Eberhart, the company’s CEO, is the only director who is a CDI employee. Mr. Winokur is a senior partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for services rendered in 2012 were approximately $205,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer and principal accounting officer). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. A copy of the Code of Conduct can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Board Leadership Structure and Executive Sessions of the Board

Our Corporate Governance Principles provide that the Board should have flexibility to decide whether it is best for the company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined. This allows the Board to determine which structure provides the appropriate leadership for the company at a particular time. Since Walter Garrison retired as CEO of the company in 1997, he has remained Chairman and a different person has served as the CEO. The Board believes that its current leadership structure is best for CDI at this time. It allows the CEO to focus on providing the day-to-day leadership and management of the company, while the Chairman can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, and perform other administrative functions relating to the Board’s activities. The separation of roles also fosters greater independence between the Board and management. The Board considers Mr. Garrison well-suited to be CDI’s Chairman given the extensive knowledge of CDI and its business that he developed over nearly four decades as the company’s CEO.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (Walter Garrison), are generally held in conjunction with each Board meeting. Under our Corporate Governance Principles, if the CEO and Chairman roles were combined in one person (or if the Chairman were otherwise not an independent director), the independent directors would select from among themselves a continuing presiding independent director who would preside at separate meetings of the non-management directors.

Board Meetings, Directors’ Attendance at Shareholders’ Meetings and Board Self-Assessments

The Board of Directors of CDI held six meetings during 2012. Each of the directors in 2012 attended more than 87% of the total number of meetings held during 2012 by the Board and the committees of the Board on which he or she served during the year.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2012 shareholders’ meeting, all of the company’s directors were present.

The Board and its Audit, Compensation and Governance and Nominating Committees conduct annual self-assessments to evaluate their performance and to improve that performance as appropriate. The Board also annually assesses the performance of its Chairman, each individual director and the company’s CEO.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Below are the current members of each standing committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Ronald Kozich Anna Seal	Michael Emmi * Ronald Kozich Albert Smith	Paulett Eberhart * Walter Garrison Barton Winokur	Barton Winokur * Paulett Eberhart Lawrence Karlson Albert Smith	Walter Garrison * Michael Emmi Anna Seal

*   Chair of the Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held nine meetings during 2012.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail beginning on page 22. This committee held nine meetings during 2012.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2012.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This committee held three meetings during 2012.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also (a) provides the Board with recommendations for new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in evaluating the performance of the CEO and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes, and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held two meetings during 2012.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia region of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee (also referred to in this section as the “Committee”) is composed entirely of independent, nonemployee directors. The Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for the other executives within certain policy guidelines.

As explained in “The Timing and Pricing of Equity Awards” section of the Compensation Discussion and Analysis (CD&A) that appears below in this Proxy Statement, the Compensation Committee has delegated limited authority to the Chair of the Committee and to the company’s CEO to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in size and type. The CEO may not make awards to executive officers or to directors under this delegated authority.

As explained in the “Role of Management” section of the CD&A, the CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, all executive compensation must be approved by the Compensation Committee or the Board.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with the assistance of the Chief Administrative Officer (CAO). The agenda and materials are mailed to the Committee members approximately one week before each meeting. The company’s CEO and CAO generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly-scheduled meeting. The Committee’s Chair reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and certain other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) potential payouts under various scenarios, including voluntary and involuntary termination of employment, death, disability, retirement and a change in control of the company, and (c) information regarding the equity awards and nonqualified deferred compensation held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

Over the years, the Compensation Committee has retained the services of independent outside consulting firms to perform periodic market compensation studies, which are considered by the Committee in evaluating and determining CDI’s executive compensation. Those consulting firms have reported to the Committee and not to management. Frederic W. Cook & Co., Inc. was originally retained in 2011 to serve as an independent compensation consultant to the Committee on executive compensation matters, and provided advice to the Committee in connection with CDI’s 2012 executive compensation program. See the CD&A for more information regarding the nature of the independent compensation studies.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2012, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI. In addition, no executive officer of CDI served as a director of another entity, one of whose executive officers served on the Compensation Committee of CDI.

Related Party Transactions and Approval Policy

The Board has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;

•	a shareholder owning more than 5% of CDI’s stock; or

•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board; and

•	the transaction is subsequently approved by the disinterested members of the Board.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures. No related party transactions were submitted to the Board in 2012 in connection with this policy.

Director Qualifications, Diversity and Nominating Process

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judg-

ment, exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the extent to which the candidate’s business experience and background is relevant to CDI’s business, the person’s available time to devote to CDI Board matters, and whether the candidate meets the existing independence requirements.

The Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Committee views diversity broadly to include diversity of experience, skills, perspectives and personal characteristics as well as traditional diversity concepts such as race or gender. The Committee seeks to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee CDI’s business.

When it wishes to add a new director to the Board, the Committee solicits from the current directors the names of potential new Board members. At times in the past, the Governance and Nominating Committee has retained a third party search firm to assist the Committee in identifying prospective candidates for the Board. No search firm was retained in 2012.

The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing CDI’s management of risk. Our full Board regularly engages in discussions concerning the most significant risks that CDI faces in its business as part of the Board’s review of the company’s operations with the CEO at each regular Board meeting, including discussion regarding how those risks are being managed. In addition, the Board receives regular reports on risks in the business from senior operations management in their periodic presentations to the Board. Risk issues related to the company's business strategy are also considered when the Board meets to discuss strategic planning. The Board’s role in risk oversight of the company is aligned with the company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing CDI’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

The Board delegates some of the activities relating to risk oversight to its committees, particularly to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and discussing with management the company’s policies regarding risk assessment and risk management. At each regularly-scheduled meeting, the Audit Committee receives reports from management and from our internal auditors concerning risk issues. All significant potential or actual claims and exposures identified by management and internal auditors are reviewed with the Committee. CDI’s General Counsel usually attends Audit Committee meetings and addresses with the committee the company’s legal and business risks and how the company seeks to control and mitigate those risks, including through its insurance program. This presentation also includes a review of CDI’s corporate compliance program (founded on our Code of Conduct and conduct policies), for which the Audit Committee has oversight responsibility, and the training programs used throughout the CDI organization to support the compliance program. By overseeing the evaluation of CDI’s internal control over financial reporting, the Audit Committee gains valuable insight into the company’s risk management and risk mitigation activities. To assist it in overseeing the company’s risk management, the Audit Committee has regular meetings, outside the presence of management, with our independent registered public accounting firm and the head of our internal audit group.

Other committees of the Board also play a role in the oversight of risk. The Compensation Committee reviews the company's executive compensation policies and programs to confirm that they do not encourage unnecessary and excessive risk taking. In addition, the company reviews its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to CDI. Based on this review, the company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on CDI. See the CD&A for additional information regarding compensation-related risks at CDI. The Governance and Nominating Committee is responsible for overseeing corporate governance issues that may create risks for the company, including in areas such as director selection and related party transactions. The Finance Committee oversees our management of risks relating to financial affairs and policies, including risks associated with the availability of capital and major acquisitions and dispositions. The chair of each committee regularly reports to the Board regarding the areas of risk they oversee.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case) or to the presiding independent director (if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s non-employee directors is structured to attract and retain qualified non-employee directors and to further align their interests with the interests of CDI’s shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year, which under the compensation arrangements in effect during 2012 the director could elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (which is referred to in this Proxy Statement as the “Stock Purchase Plan” or the “SPP”). If a director elected to receive stock through the SPP for all or a portion of the retainer fee, the director would receive SPP units, each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of SPP units was calculated by dividing the amount of the retainer fee which the director chose to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the approximately twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company made a matching contribution of one SPP unit for every three SPP units acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

At the Annual Meeting in May 2012, CDI’s shareholders approved the Amended and Restated 2004 Omnibus Stock Plan, pursuant to which the SPP was terminated and the non-employee directors were given additional choices regarding how to receive their retainer fees. Beginning with the directors’ fee year that starts in 2014, the non-employee directors can elect to receive restricted stock, deferred stock, restricted stock units, stock options or stock appreciation rights (SARs) in accordance with rules adopted by the Board.

•

Deferred Stock. Each non-employee director receives, at the beginning of the directors’ fee year, an annual grant of shares of Time-Vested Deferred Stock (TVDS), which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant. Upon vesting, holders of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.

•

Committee Service Fees and Committee Chairman Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and committee meeting attended.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board has retained a compensation consultant in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2012 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI’s retired President and CEO, the company paid him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). That fifteen-year period ended during 2012.

Directors who are also employees of CDI do not receive any compensation for their services as directors (other than reimbursements for reasonable expenses incurred in connection with the performance of such services).

The following table shows the 2012 compensation for our non-employee directors.

Director Compensation Table for 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Michael J. Emmi	85,000	100,003	13,132	198,135
Walter R. Garrison	130,000	100,003	40,262	270,265
Lawrence C. Karlson	86,000	100,003	13,132	199,135
Ronald J. Kozich	82,000	100,003	13,132	195,135
Anna M. Seal	72,992	100,003	0	172,995
Albert E. Smith	76,000	100,003	13,132	189,135
Barton J. Winokur	72,000	100,003	13,132	185,135

Notes to the Director Compensation Table for 2012:

The “Fees Earned or Paid in Cash” Column

This column represents a total of the retainer fees, Board Chairman fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees earned by the non-employee directors in 2012. The table below shows a breakdown of those fees for each director.

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael Emmi	55,000	0	10,000	3,000	6,000	11,000	85,000
Walter Garrison	55,000	60,000	5,000	3,000	5,000	2,000	130,000
Lawrence Karlson	55,000	0	10,000	3,000	6,000	12,000	86,000
Ronald Kozich	55,000	0	0	3,000	6,000	18,000	82,000
Anna Seal	55,000	0	0	1,992	6,000	10,000	72,992
Albert Smith	55,000	0	0	3,000	6,000	12,000	76,000
Barton Winokur	55,000	0	5,000	3,000	6,000	3,000	72,000

None of the directors elected to receive a portion of the 2012 retainer fees which are included in the “Fees Earned or Paid in Cash” column in equity (such as SPP units or stock options).

The “Stock Awards” Column

The Stock Awards column represents the aggregate grant date fair value of shares of TVDS received by the directors in 2012, in accordance with FASB ASC Topic 718, calculated without regard to any estimated forfeitures. The grant date fair value of the directors’ Stock Awards is generally equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2012. The grant date fair value of the Stock Awards included in the Directors Compensation Table for 2012 was $17.48 for each share of TVDS received by all of the non-employee directors on May 3, 2012. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the directors.

The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2012.

Name	Shares of TVDS as of December 31, 2012	SPP Units as of December 31, 2012
Michael Emmi	19,148	0
Walter Garrison	19,148	4,261
Lawrence Karlson	19,148	0
Ronald Kozich	19,148	0
Anna Seal	18,874	4,822
Albert Smith	19,148	3,769
Barton Winokur	19,148	0

The “All Other Compensation” Column

For each director, the amounts in this column represent the dollar value of additional shares of CDI stock received by the director upon vesting of TVDS and SPP units relating to accrued dividends (upon vesting, holders of shares of TVDS and SPP units receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date).

For Mr. Garrison, the amount in this column consists of: (a) $17,500 paid to him under his 1978 supplemental pension agreement which is described above on page 17; and (b) $22,762 of additional shares of CDI stock upon vesting of TVDS and SPP units relating to accrued dividends.

Stock Ownership Requirements for Directors

Under the Board’s stock ownership requirements, each non-employee director who has served on the Board for at least four years is required to own at least $400,000 in market value of CDI stock. Any non-employee director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically paid in the form of deferred stock, with no company match, until the required ownership level was met. The following shares and units count towards meeting the non-employee directors’ stock ownership requirements: (1) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family, (2) shares of TVDS, (3) SPP units, and (4) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of March 18, 2013, all of CDI’s current directors who have served on the Board for at least four years have satisfied these stock ownership requirements.

PRINCIPAL SHAREHOLDERS

As of March 18, 2013, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR or by a vesting of TVDS or SPP units) within the sixty-day period after March 18, 2013 are considered to be beneficially owned as of March 18, 2013.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison's children; and Michael J. Emmi, Donald W. Garrison, Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison's children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	3,390,228	(1)	17.5%

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,680,941	(2)	8.7%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	1,383,611	(2)	7.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,325,717	(2)	6.8%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,250,520	(3)	6.4%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,100,968	(2)	5.7%

Notes to the Principal Shareholders Table:

*	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	These numbers are as of December 31, 2012, and are based on Schedule 13G’s filed by the shareholders with the SEC.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnote (3) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or named executive officer (as identified in the Executive Compensation section of this Proxy Statement), and as to all directors, director nominees and named executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 18, 2013 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising a stock option or SAR or by a vesting of TVDS or SPP units) within the sixty-day period after March 18, 2013 are considered to be beneficially owned as of March 18, 2013. The number of SARs which the person would acquire upon exercise has been calculated based on the closing price of CDI stock on March 18, 2013.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Philip L. Clark	22,093	(1)	0.1%
H. Paulett Eberhart	62,837		0.3%
Michael J. Emmi	25,698	(2)	0.1%
Walter R. Garrison	1,250,520	(2)(3)	6.4%
Robert J. Giorgio	54,692	(4)	0.3%
Lawrence C. Karlson	100,148	(2)	0.5%
Ronald J. Kozich	25,212		0.1%
Robert M. Larney	12,401	(5)	*
Anna M. Seal	1,000		*
Brian D. Short	10,735	(6)	*
Albert E. Smith	12,209		*
Barton J. Winokur	50,906	(2)(7)	0.3%
All directors, director nominees and executive officers as a group (12 persons)	1,628,451	(8)	8.4%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 3,192 shares that Mr. Clark has the right to acquire within 60 days through the exercise of SARs.

(2)	Does not include 3,390,228 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Three of the trustees, Michael Emmi, Lawrence Karlson and Barton Winokur, are directors of CDI and a fourth trustee, Donald Garrison, is Walter Garrison's brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(3)	Includes 97,042 shares held indirectly. Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. The trustees of The Garrison Foundation are Walter Garrison and his wife. Mr. Garrison and his wife have no pecuniary interest in the income or assets of that foundation and they disclaim beneficial ownership of these shares except as fiduciaries. Also does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of nine trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary. A total of 555,900 shares owned by Mr. Garrison have been pledged as security for a bank loan to a third party and for lease obligations of a third party.

(4)	Includes 2,458 shares that Mr. Giorgio has the right to acquire within 60 days through the exercise of SARs and 1,653 shares of TVDS which are scheduled to vest within 60 days.

(5)	Includes 3,370 shares that Mr. Larney has the right to acquire within 60 days through the exercise of SARs.

(6)	Includes 4,111 shares that Mr. Short has the right to acquire within 60 days through the exercise of SARs and 252 shares of TVDS which are scheduled to vest within 60 days.

(7)	Does not include 81,286 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(8)	If the 3,390,228 shares held in the Garrison family trusts referred to in footnote (2) above, the 175,000 shares held by The Garrison Foundation and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (3) above, and the 81,286 shares held by the foundation referred to in footnote (7) above were combined with the 1,628,451 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 5,306,965 shares or 27.3% of the total number of shares of CDI stock beneficially owned.

CDI STOCK OWNERSHIP REQUIREMENTS FOR EXECUTIVE OFFICERS

The company’s executive officers (as well as other members of our senior management team) are required to achieve and maintain certain levels of CDI stock ownership, to link the interests of our executives with those of our shareholders. Under our Executive Stock Ownership Policy, the amount of stock required to be owned increases with the person’s position, level of responsibility and compensation. The CEO must own CDI stock with a value at least equal to five times her base salary, and the other executive officers must own CDI stock with a value at least equal to three times their base salary.

Under our executive stock ownership policy, the value of CDI stock is considered to be the greater of the current market price of CDI stock or the stock price when the shares were acquired. The following CDI shares count towards meeting the stock ownership requirements: (1) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) deferred shares in the SPP, and (3) shares held in the company’s 401(k) plan or an IRA maintained by the executive. None of our current executives has yet attained the required levels of CDI stock ownership. Until the required ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or PCDS and other sources (after payment of any exercise price and taxes).

Under the employment agreement she signed in January 2011 when she joined CDI as our CEO, Paulett Eberhart agreed to purchase $500,000 of CDI stock shortly after she became CEO, and also agreed that she would not, during her employment with CDI, dispose of any shares of CDI stock except for shares in excess of the following holdings: (a) $1,000,000 through the second anniversary of her employment agreement; (b) $1,500,000 through the third anniversary; (c) $2,000,000 through the fourth anniversary; (d) $2,500,000 through the fifth anniversary; and (e) $3,000,000 after the fifth anniversary (with such amount to be adjusted for increases in her base salary to maintain a four-times multiple of salary, and the other amounts to be adjusted proportionately).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2012.

EXECUTIVE COMPENSATION

This section of our Proxy Statement contains information regarding our compensation programs and policies and, in particular, their application to a specific group of individuals that are referred to as our “Named Executive Officers”. Under applicable SEC rules, our Named Executive Officers for this Proxy Statement, who are also sometimes referred to as the “NEOs” or the “executives”, consist of Paulett Eberhart, Robert Larney, Philip Clark, Robert Giorgio and Brian Short.

This section of our Proxy Statement contains extensive information regarding the 2012 compensation earned by the NEOs. The Executive Compensation section is organized as follows:

Identification of the Named Executive Officers (NEOs) for 2012. This part provides more information about our NEOs.

Compensation Discussion and Analysis. This part contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of our NEOs for 2012 and other information that we believe may be useful to investors to understand the compensation of our NEOs.

Compensation Committee Report. This part contains a report of the Compensation Committee (also referred to in this Executive Compensation section as the “Committee”) regarding the Compensation Discussion and Analysis.

Executive Compensation Tables. This part provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to our NEOs and related information.

Potential Payments and Other Benefits Upon Termination or Change in Control. This part provides information regarding amounts that could become payable to our NEOs following specified events relating to a termination of employment or a change in control of the company.

The parts of this Executive Compensation section described above are intended to be read together. In addition, for background information regarding the Compensation Committee and its responsibilities and processes, please see the following parts of the Corporate Governance section which appear earlier in this Proxy Statement: "Committees of the Board", “Compensation Committee Membership, Authority and Procedures”, “Compensation Committee Interlocks and Insider Participation” and “The Board’s Role in Risk Oversight”.

Identification of the Named Executive Officers (NEOs) for 2012

The Board of Directors of CDI elects the executive officers of the company. Annual elections traditionally take place at the meeting of the Board held on the day of the annual meeting of shareholders. Below are all of CDI’s executive officers during 2012, along with their business experience over at least the past five years.

Current Executive Officers

H. Paulett Eberhart, age 59, has been the President and Chief Executive Officer of CDI since January 2011 and has served as a director of CDI since that time. See page 7 for additional biographical information regarding Ms. Eberhart.

Robert M. Larney, age 61, has been the Executive Vice President and Chief Financial Officer of CDI since August 2011. From 2008 to August 2011, he was Senior Vice President and Chief Financial Officer of Tekni-Plex Inc., a manufacturer of packaging, industrial materials, specialty resins and tubing products. From 2007 to 2008, he was Executive Vice President and Chief Financial Officer of Foamex International,

Inc., a maker of flexible polyurethane and polymer foams used in household, healthcare and personal care products as well as in electronics and industrial applications, which filed a federal bankruptcy petition in February 2009.

Philip L. Clark, age 66, has been the Executive Vice President, Americas and Global Sales since January 2013. He was CDI’s Executive Vice President, Global Business Development and Operations from May 2011 until January 2013. From April 2010 to May 2011, he was a consultant to various companies, including CDI in 2011. From 2007 to 2010, he was Senior Vice President, Global Sales and Marketing of Invensys Process Systems, Inc., an industrial automation firm. From 2006 to 2007, he was Vice President, Strategic Sales of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. He spent over 20 years with EDS in several executive leadership positions, including serving as a business unit President.

Robert J. Giorgio, age 63, has been Executive Vice President, Global Engineering and Technology Solutions of CDI since January 1, 2012. From May 2011 to December 2011, he was Executive Vice President, Engineering Services of CDI. From 2006 until 2011, he was President of CDI Engineering Solutions, a division of CDI Corporation.

Brian D. Short, age 40, has been the Senior Vice President, Chief Administrative Officer and General Counsel of CDI since 2009. He was a partner in the law firm of Dechert LLP from 2006 to 2009 and practiced in the firm’s Corporate and Securities group.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview and Executive Summary

This Compensation Discussion and Analysis focuses on the following:

•	our executive compensation philosophy and guiding principles;

•	paying for performance;

•	how we make executive compensation decisions; and

•	the principal components of our executive compensation program and an analysis of 2012 compensation.

2012 Performance Highlights

For CDI, 2012 was a year of execution on our strategy and delivering results. We began the year with a new organization and structure to support the strategic growth plan which we announced in December 2011. CDI executed on its restructuring efforts and strategy goals for 2012. As the year progressed, the economy presented more headwinds and required the company to proactively manage the business in light of decreased client spending. Through all these efforts, the team delivered a significant increase in operating profit and strong performance across the board in 2012. Our 2012 performance was highlighted by the following achievements:

Revenue	$1.105 billion, up 4.3%

Operating and Administrative Expenses as a % of Revenue	16.9% in 2012 versus 18.6% in 2011

Operating Profit	$32.3 million versus $20.4 million in 2011

Earnings Per Share	$0.97 versus $0.77 per diluted share in 2011

Operating Cash Flow	$37 million in 2012, an increase of $9 million versus 2011

The company’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. The payouts under our fiscal year 2012 compensation program reflect the company’s solid performance. As a result of the company’s operational and financial results, the overall non-equity incentive compensation earned by the NEOs in 2012 was 73.1% of target levels. The NEOs did not earn any of the performance share equity awards associated with performance for 2012. These varied payouts reflect the pay-for-performance nature of CDI’s incentive compensation program and the challenging goals set by the Committee.

Committee Consideration of 2012 Stockholder Advisory Vote to Approve Executive Compensation

While this vote is not binding on the company, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and Committee value the opinions of our shareholders.

At the 2012 Annual Meeting, more than 98% of the votes cast on the advisory vote on executive compensation proposal were in favor of our executive compensation as disclosed in the 2011 proxy statement, and as a result our executive compensation was approved in that advisory vote. Given the significant level of support, the Committee did not make any changes to our executive compensation based on the vote results. Nevertheless, the Committee has made important changes to our executive compensation programs for 2012 which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our shareholders and current market practice. These changes build upon our strong compensation governance framework and pay-for-performance philosophy.

Key Actions Taken in 2012

Below are some of the key actions and decisions made regarding the company’s executive compensation in 2012:

•

Reformulated Equity Awards. Equity was awarded in 2012 in two components: stock options (40%) and performance shares (60%). Performance shares may be earned over a 5-year performance period based on achievement of annual operating income goals. Equity award opportunities were 100% of base salary for the CEO and 50% of base salary for the other NEOs (other than Mr. Giorgio). Actual values realized upon exercise or vesting will depend upon the company’s operational and stock price performance.

•

Revised Incentive Plan Metrics for 2012. We revised the performance objectives for the annual cash incentive plan and performance shares awards to reflect the key drivers of our new strategic growth plan. For the annual cash incentive plan, the metrics used were operating profit, revenue, return on net assets and strategic goals. For the performance shares, operating profit was the metric utilized.

•

Increased Base Salaries and Bonus Opportunities of Certain NEOs. The Committee approved increases in the base salaries of three NEOs of 3%, 5% and 7% and bonus target level as a percentage of base salary of two NEOs by 10 and 20 percentage points, taking into consideration, among other things, individual performance, expanded job responsibilities, market data and internal equity.

Our Compensation Philosophy and Guiding Principles

In support of our business and our strategic plan, CDI’s compensation program is designed to attract, motivate, reward and retain the high quality executives necessary to provide company leadership and maximize shareholder value. The company’s executive compensation philosophy is reflected in the following design principles:

•	There should be a strong link between pay and performance.

•	The interests of executives should be aligned with the interests of our shareholders.

•	Compensation programs should reinforce business strategies and drive long-term sustained shareholder value.

Paying for Performance

There are three primary components of our executive compensation program: base salary, annual cash incentives and long-term equity incentives. The company’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. The payouts under our fiscal year 2012 compensation program reflect the company’s solid performance. As a result of the company’s operational and financial results, the overall non-equity incentive compensation earned by the NEOs in 2012 was 73.1% of target levels. The NEOs did not earn any of the performance share equity awards associated with performance for 2012. These varied payouts reflect the pay-for-performance nature of CDI’s incentive compensation program and the challenging goals set by the Committee.

As illustrated in the charts below, more than 55% of each NEO’s annual total direct compensation is dependent upon corporate performance and stock price appreciation. The long-term equity incentives consist of stock options and performance shares. Any value ultimately realized for these long-term stock-based awards is tied to the company’s operational and stock price performance over the long-term. One executive also received a time-vested deferred stock award pursuant to his employment agreement.

    Percent of total direct compensation at-risk = 67%     Percent of total direct compensation at-risk = 55%

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee regularly reviews the alignment of our executive compensation program with the strategies and needs of our business, market trends, changes in competitive practices, individual performance, company performance, and the interests of our shareholders. Based on this review, the Committee approves the compensation of the NEOs, including base salary, short-term incentive awards (which are in the form of a cash performance bonus), long-term equity awards, and benefits and perquisites.

In 2012, the Committee utilized Frederic W. Cook & Co., Inc. ("FWC") to serve as an independent compensation consultant to the Committee on executive compensation matters. FWC performed work at the direction and under the supervision of the Committee. While engaged as the Compensation Committee’s consultant, FWC did not perform any services for CDI outside the scope of their engagement with the Compensation Committee.

The Committee has considered the independence of FWC in light of new SEC rules and NYSE listing standards, including the following factors: (1) other services provided to CDI by FWC in 2012; (2) the fees paid by CDI as a percentage of FWC’s total revenue; (3) the policies and procedures maintained by FWC that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants at FWC who were involved in the CDI engagement and members of the Committee; (5) any CDI stock owned by the individual consultants at FWC who were involved in the engagement; and (6) any business or personal relationships between CDI’s executive officers and FWC or the individual consultants involved in the engagement. To assist in this assessment, FWC provided responses to a questionnaire to confirm information relating to these factors. Based on this review, the Committee concluded that FWC’s work in 2012 did not raise any conflict of interest.

Generally, compensation decisions, together with individual performance reviews, are made at the first and second regularly scheduled Committee meetings of the fiscal year. The short-term incentive goals and targets are approved at the Committee meeting.

Role of Management

The Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Committee's own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. The CEO and Chief Administrative Officer (CAO) are the members of senior management who interact most closely with the Committee. These individuals provide the Committee with their perspectives on the design and administration of the executive compensation program and awards. In particular, these individuals work together with the Committee to enable the Committee to formulate the specific plan and award designs, performance measures, and performance levels (i.e., threshold, target, and maximum) necessary to align the executive compensation program with CDI’s business strategies and objectives.

The CEO reviews with the Committee performance evaluations for each of the other NEOs and her recommendations (except with respect to her own compensation) regarding base salary adjustments, short-term incentive awards, and long-term equity awards for the other NEOs to ensure alignment with the Committee's design principles. However, all final decisions regarding the compensation of the NEOs are made by the Committee. The Committee conducts its own performance assessment of the CEO and no management recommendation is made with regard to her compensation.

Components of the Executive Compensation Program

The table below provides an overview of the principal components of CDI’s executive compensation program for 2012, including the objectives of each component. The table illustrates that most of the components are tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Committee seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, compensation that is based on the company’s short-term performance and compensation based on long-term performance. More information and analysis regarding each of these components is contained below in this CD&A section.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Base Salary	Fixed cash payments	Salary levels are based on roles, responsibilities, experience, skill set and past performance by the executives	Attract and retain executives; reward executives for level of responsibility, experience and sustained individual performance; provide income certainty for executives
Cash (Non-Equity) Incentive	Annual incentive program, paid in cash	Align executives with annual goals and objectives; create direct link to annual financial and operational performance	Motivate executives to achieve annual business goals
Long-Term (Equity) Incentive Awards	Principally two forms of annual awards: stock options and performance shares; executive stock purchase opportunity provides stock match with vesting period for purchases by recently hired executives	Accelerate growth and balance this growth with profitability; actual value realized fluctuates with CDI operating and stock price performance	Align the interests of CDI’s executives with those of shareholders; executive retention; promote stock ownership by executives; balance plan costs, such as accounting and dilution, with executive perceived value
Benefits	Provide competitive employee benefits.	We do not view this as a significant component of our executive compensation program	Attract and retain executives by providing market competitive benefits

Benchmarking and Competitive Compensation

To determine what comparable companies are paying their executives, the Committee has retained independent outside compensation consulting firms to do periodic studies. Consultant compensation studies looked at proxy statement data from peer group companies which are in the same businesses as CDI, as well as survey data of similar-size companies. In October 2010, Towers Watson performed an executive compensation review. For 2012, FWC conducted a review of the company’s peer group. Following this review, the Committee adopted the peer group below, which includes representation from the company’s three lines of business, with greater emphasis on engineering solutions consistent with the new business strategy. We believe that the updated peer group better identifies the companies with which CDI may compete for talent as it pursues its new strategy. CDI is between the 25th percentile and median as compared to these peer group companies in terms of revenues, approximately the median in number of employees, and is below the 25th percentile in market-capitalization value.

Engineering Solutions	Chicago Bridge & Iron Company N.V. Foster Wheeler Corporation Hill International, Inc. Jacobs Engineering Group, Inc. The Shaw Group, Inc. Tetra Tech, Inc.

Staffing/Consulting	FTI Consulting Inc. Korn/Ferry International Navigant Consulting, Inc. On Assignment, Inc. Robert Half International Inc.

IT Solutions	Kforce Inc. Unisys Corporation Convergys Corporation

The Committee looks at the results of these periodic compensation studies to see whether CDI’s executive compensation levels have remained competitive, taking into consideration the company’s size relative to the peers. Accordingly, we expect competitive pay for executives to be in a range from the 25th percentile to median of these peers, though, as described below, the Committee uses this merely as a frame of reference and does not engage in strict benchmarking when setting executive compensation. The results of these studies are also used when CDI hires a new executive.

Though the Committee refers to market data in its analysis of executive compensation, as well as allocations between annual and long-term compensation, the Committee does not employ specific equations for determining compensation amounts based on such data. Rather, the Committee’s emphasis is on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each officer’s skill set and experience, and encourage retention of top performers.

The Principal Components of CDI’s Executive Compensation Program

The principal components of our compensation packages are base salary, an annual cash incentive plan and long-term equity incentives.

Base Salary

The Committee annually reviews the base salaries of the executive officers as part of the overall review and determination of our executive compensation program for the relevant fiscal year. With respect to base salary, the Committee’s objective is to offer a level of fixed cash compensation, determined with reference to applicable market data and consideration of other factors described above, that will enable us to attract and retain top talent.

For fiscal year 2012, the Committee adjusted the base salaries of three NEOs. Ms. Eberhart’s salary was increased by an annual rate of $25,000 based on, among other things, performance and market pay considerations. Mr. Clark’s salary was increased by an annual rate of $25,000 based on, among other things, internal pay equity considerations, level of responsibility and individual performance. Mr. Short’s salary was increased by an annual rate of $25,000 based on, among other things, internal pay equity considerations, level of responsibility and individual performance.

The Cash Incentive Compensation Program

In addition to receiving a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending mainly on the company’s financial performance during the year and, to a lesser extent, on their individual performance. The cash incentive compensation program is designed to reward short-term (one year) business results whereas the equity awards are tied to long-term performance.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would earn this target amount for 100% achievement of the executive’s incentive compensation goals. The percentage of an executive’s salary for his or her target payout amount is based on a competitive market analysis, internal equity and roles and responsibilities, and higher percentages generally apply to executives at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program. Consistent with these principles, our CEO had the highest target payout percentage among the NEOs (at 100% of salary, an increase of 20 percentage points from 2011, based on, among other factors, prior performance, market pay considerations and alignment with pay for performance philosophy), followed by our Executive Vice Presidents (at 70%) and our CAO (60%).

The following table shows the relative weights given to the various elements of our cash incentive compensation program for the NEOs in 2012:

	Financial Goals
Point of Measurement	Operating Profit	Revenue	RONA	Strategic Goals
Corporate	40%	25%	15%	20%

Under CDI’s cash incentive compensation program, the Committee can increase or decrease the amounts to be paid to executives, except in the case of the CEO. The CEO Cash Bonus Plan is structured to comply with Section 162(m) of the Internal Revenue Code and, for awards under this bonus plan, permits negative discretion only. The Committee believes that having this discretion is important in order to take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too low or too high under the circumstances, recognize unique or special accomplishments by executives during a given year, take into consideration market changes in executive compensation, discourage executives from taking unnecessary or excessive risks to achieve performance goals, and otherwise carry out the broad objectives of our compensation program. The Committee did not exercise any such discretion for the NEOs in 2012.

The Portion of Cash Incentive Compensation Based on CDI Financial Results

Under our 2012 cash incentive compensation program, 80% of each executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose operating profit, revenue and RONA (return on net assets) as the financial measures for the 2012 program, with operating profit given the greatest weight. The Committee concluded that operating profit growth would have the most direct impact on increasing shareholder value in a recovering economy. Revenue was selected to encourage growth of the overall business during 2012. RONA is a valuable measure of the company’s ability to efficiently use its capital.

To earn the target level of cash incentive compensation based on operating profit, revenue and RONA, the company needed to hit the target levels of operating profit, revenue and RONA in CDI’s 2012 financial plan. The finan-

cial plan is developed by management, and reviewed and approved by the Finance Committee, which in turn recommends it for final approval by the Board. The specific financial targets for a given year depend on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. We believe that if CDI consistently attains or exceeds its target levels of operating profit, revenue and RONA, shareholder value will increase over the long term. Our targets are intended to be challenging, yet realistic and achievable at the time they are established.

Under our cash incentive compensation program, we establish a payout scale for each financial measure for performance above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned).

The following table provides basic information about the payout levels established for CDI’s 2012 corporate cash incentive compensation financial metrics.

	2012 Revenue			2012 Operating Profit			2012 RONA*
$ in millions	Achievement Needed (in thousands)	% of Target	Payout as % of Target	Achievement Needed (in millions)	% of Target	Payout as % of Target	Achievement Needed	% of Target	Payout as % of Target
Threshold level	$1,059.8	92.8%	35.0%	$28.3	70.0%	35.0%	9.4%	70.0%	35.0%
Target level	$1,142.5	100.0%	100.0%	$40.4	100.0%	100.0%	13.4%	100.0%	100.0%
Maximum level	$1,313.9	115.0%	200.0%	$52.5	130.0%	200.0%	17.4%	130.0%	200.0%

*	RONA target is an average of the quarterly RONA calculation based on a rolling 12 months at each quarter point

CDI’s operating profit achievement for 2012 was $32.3 million, which represented 79.9% of the target level. The revenue achieved by CDI for 2012 was $1.105 billion, which represented 96.7% of the target level. The RONA achieved by CDI for 2012 was 11.7%, which represented an achievement level of 87.3%.

The Portion of Cash Incentive Compensation Based on Strategic Goals

Strategic goals were selected to drive execution of the company’s new strategic plan. The strategic goals included the development of new solutions for clients and implementation of a talent development program and a client service excellence program. The company achieved the strategic goals established for 2012 resulting in 100% of payout for this component. This resulted in a payout to the corporate NEOs equal to 73.1% of the target payout for the financial and strategic measures.

As the leader of our Global Engineering and Technology Solutions (GETS) business during 2012, Mr. Giorgio’s annual cash incentive compensation metrics were more focused on the results he drove at his business, with 60% of his annual incentive compensation based on the performance of GETS and the other 40% of his annual incentive compensation based on the performance of the overall company. The portion based on GETS performance was 50% based on GETS operating profit, 30% based on GETS revenue and 20% based on GETS RONA. This resulted in an achievement level of 90.1% and a payout equal to 77.0% of the target payout for Mr. Giorgio’s financial and strategic metrics.

The Portion of Cash Incentive Compensation Based on Individual Performance

We include individual performance as a component of our cash incentive compensation program for executives because we believe that each executive should demonstrate executive leadership behaviors and achieve individual targets in any given year. An executive’s bonus amount is funded based based on corporate and business unit results, and then 15% of that amount is allocated based on performance relative to individual targets. The

Committee makes an overall evaluation of the CEO’s individual performance after the end of the year. The Committee determined that Ms. Eberhart’s performance was at the 100% level. The CEO assesses the individual performance of the other NEOs and communicates that to the Committee, which evaluates these assessments. These individual performance assessments are factored in the overall percentage of achievement as set forth below in the “Summary of Cash Incentive Compensation Earned in 2012.”

The individual performance-based assessments take into account individual goals established at the beginning of the year and the leadership and individual contributions in each NEO’s respective area as more fully described below:

•	For Ms. Eberhart, in recognition of her leadership in achieving results and objectives for 2012 and executing on the company’s strategic plan.

•	For Mr. Larney, in recognition of his improvement of the company’s operating expenses and strengthening of the balance sheet.

•	For Mr. Clark, in recognition of his efforts in business development and overseeing ongoing execution of the strategic plan.

•	For Mr. Giorgio, in recognition of the strong performance of the GETS business during 2012 and his leadership through the changing business structure.

•	For Mr. Short, in recognition of his efforts toward achievement of strategic plan initiatives, compliance program upgrades and process and policy enhancements.

Summary of Cash Incentive Compensation Earned in 2012

The following table shows what was earned by each NEO under the company’s cash incentive compensation program, as a percentage of the target payout.

Name of Executive	Target Amount	Actual Amount Earned	Percentage of Target Earned
Paulett Eberhart	$775,000	$568,012	73%
Robert Larney	$332,500	$219,326	66%
Philip Clark	$332,000	$243,695	73%
Robert Giorgio	$325,000	$237,987	73%
Brian Short	$225,000	$156,661	70%

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of the executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of our executive compensation program as essential to the program’s effectiveness. Each year, we grant equity awards to our executives under the 2004 CDI Corp. Omnibus Stock Plan (the “Omnibus Plan”).

A considerable portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, we require our executives to own a significant amount of CDI stock. This helps to align the financial interests of our executives with the financial interests of our other shareholders.

In 2012, the annual equity awards (other than for Mr. Giorgio) consisted of 60% performance shares and 40% stock options. Performance shares, which vest only if CDI meets the financial targets for that performance year (the awards vest over five years), has been added to our executive compensation package to directly tie equity compensation to company operating performance. In addition, stock options are only valuable to the extent of the company’s stock price appreciation.

The Committee has generally not considered previously-granted equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously-granted equity awards reflect their past performance. In determining the overall amount of equity awards to grant each year, the Committee considers CDI’s stock “overhang” (the potential dilution the awards would have on the company’s outstanding shares), the number of shares available for grant under the Omnibus Plan and the financial expense the company would incur in connection with the awards.

In 2012, the Committee adopted a new approach to determining the size of each executive officer’s annual equity award. Our CEO was granted an award with a value equal to 100% of her base salary. Our other NEOs’ percentages (other than Mr. Giorgio) were each set at 50% of base salary. These percentages reflect a balance of the cost of long-term compensation and market and retention based considerations. The specific equity awards made to each NEO in 2012 are set forth in the Grants of Plan-Based Awards Table on page 41.

We believe that equity compensation provides CDI the ability to attract and fairly compensate its executives and also helps us to retain our executives. Since stock options and performance shares vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards.

Performance Shares Achievement

Performance shares provide incentive compensation that can be earned only if an objective financial performance measure, or threshold, is met by CDI in a given year. Other than with respect to Mr. Giorgio, the metric for 2012 was operating profit (as described above). Operating profit was chosen to drive performance and enhance shareholder value.

Performance shares vest equally over five years. Each year’s vesting amount is based on the prior year’s performance regarding operating profit. The chart below sets forth the target and payout percentages at different levels of performance for the vesting that would occur in 2013 based on 2012 performance.

	Operating Profit
Payout Level	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout
Threshold level	$36.6 – $38.4	90 - 94.9%	20%
Middle level	$38.5 – $40.3	95 - 99.9%	50%
Target/Maximum level	$40.4+	100%	100%

The company achieved $32.3 million of operating profit in 2012 and, accordingly, no shares were earned for 2012. As a result, 20% of the target number of each NEO’s performance shares have been forfeited.

Mr. Giorgio’s employment agreement sets forth a separate performance contingent deferred share (PCDS) arrangement that awards the shares following achievement. Achievement of the awards is based on the contribution margin dollar amount for the GETS business. The amount awarded is targeted to a dollar amount as opposed to a share amount based on the following payout scale. This arrangement was agreed to at the time Mr. Giorgio’s agreement was entered into in February 2009 and was used to deliver a certain dollar value of incentive to the executive over the term of the agreement if certain performance goals were met.

	90%	95%	Target	105%	110%+
PCDS	$77,530	$139,554	$232,590	$310,120	$387,650

Based on the payout scale, the contribution margin of the GETS business did not reach the threshold level and Mr. Giorgio did not earn a performance share award for 2012.

In addition, Mr. Giorgio’s employment agreement provided that he receive a time-vested deferred stock grant with a value of $77,530. Mr. Giorgio is the only NEO to receive time-vested deferred stock in 2012.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks, such as relocation expenses and transitional living expenses, are in certain circumstances part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. See page 40 for information regarding the NEOs’ perks in 2012.

Retirement Benefits and the Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees. The 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $16,500 in 2012, though participants over the age of 50 can contribute more) and, due to the Internal Revenue Code nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees (as defined by the Internal Revenue Code) such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly-compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of Internal Revenue Code limitations to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found beginning on page 46 in connection with the Nonqualified Deferred Compensation Table for 2012.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. We have adopted a severance policy which, in recognition of our senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the company without cause. Under this policy, the severance payout periods are longer (and the total payments are generally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for senior executives to find a new job. All of our NEOs are eligible for up to one year of base salary continuation under this policy (as well as outplacement and certain employee benefits). In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its clients or employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change in Control” beginning on page 47.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

As described in more detail below in the section “Potential Payments upon Termination of Employment or Change in Control”, Ms. Eberhart and Mr. Giorgio are entitled to severance benefits under the terms of their respective employment agreements. As such, they are not currently covered by CDI’s severance policy.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Our Stock Ownership Requirements

In 2012, the company adopted revised stock ownership guidelines applicable to our executive officers to increase the ownership requirement, limit the types of shares that count towards meeting the guideline and eliminate the compliance deadline in light of the share retention policy. The company requires that NEOs accumulate and hold shares of CDI with a value equal to a specified multiple of base pay. The multiples for specific executive levels are shown below.

Target
CEO	5x base salary
Executive Vice Presidents	3x base salary
Other Direct Reports to CEO	2x base salary

Only shares owned by an NEO are counted towards meeting the guideline. Stock options, SARs and unvested TVDS are not included in determining whether an executive has achieved the ownership levels. Executives who have not met their ownership guidelines are required to retain 75% of shares earned from the equity compensation program until the guideline is met. The NEOs have not attained their ownership requirements as the large majority of them have joined the company or NEO ranks fairly recently and are making progress towards their ownership targets.

The Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. Ms. Eberhart, Mr. Larney and Mr. Clark, as new hires, participated in this program in 2011. The Program has assisted eligible participants in attempting to meet their stock ownership requirements.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are given a greater opportunity to purchase shares under this program.

The Timing and Pricing of Equity Awards

Equity awards to executives are generally made once a year. The Committee normally meets to approve the annual awards to the NEOs shortly after the issuance of the company’s earnings release for the previous year. The exercise price of stock options and the per share value of performance shares equals the closing market price of CDI stock on the award date. We typically schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that this information is reflected in CDI’s stock price at the time of the awards. In 2012, the grants were delayed until November as the Committee performed a full review of the equity program for 2012.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chair of the Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of stock options and the per share value of performance shares or deferred stock is the closing price of CDI stock on the date of grant.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Our Clawback Policy

CDI has a “clawback” policy under which the company can cancel and recoup from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee has discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

The Effect of the Compensation Program on Risk

We believe that our compensation program does not encourage excessive and unnecessary risk taking. In particular, although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation program is designed to balance risk. Among the reasons for this belief are the following:

•	The existence of the clawback policy described above.
•	Base salaries provide a fixed element of compensation at levels which we consider sufficient not to encourage undue risk taking.
•	Under our cash incentive compensation program, the Committee retains the discretion to reduce or withhold compensation if it is determined an executive has caused CDI to incur excessive risk.
•

In the case of our NEOs, the design of our compensation program encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI. For example, stock options and performance shares vest over a number of years, which encourages executives to focus on sustained stock price appreciation.

•

Stock ownership requirements for our NEOs ensure that executives maintain a significant level of CDI stock ownership, providing considerable motivation for them to take into account CDI's long-term interests.

•	Our incentive awards depend on performance with respect to a mix of financial and non-financial goals, to avoid excessive weight on a single performance measure.
•	Caps are in place for all incentive compensation programs.

The Impact of Tax Deductibility Limitations on our Compensation Design and Decisions

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code on our executive compensation program. Section 162(m) limits the deductibility by the company of certain compensation paid to our NEOs (other than to our CFO) in excess of $1 million per year. The Section 162(m) regulations provide an exemption for "qualified performance-based compensation".

Over the years, the Committee has attempted to structure executive compensation arrangements to be deductible to the extent consistent with the goals and objectives of our executive compensation program. However, the Committee believes that, in some circumstances and particularly for the CEO, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. Therefore, the Committee reserves the flexibility to approve executive compensation that may exceed the deductibility limitation.

Use of Tally Sheets

Each fall, the Committee reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how the various components of an executive’s compensation package fit together and provide a context for making pay decisions. In its October 2012 review of tally sheets, the Committee determined that the annual compensation amounts for the NEOs were consistent with the Committee’s expectations and aligned with our objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chair

Ronald J. Kozich

Albert E. Smith

Summary Compensation Table

The following table summarizes the compensation during the past three years for each person who served as an executive officer of CDI in 2012. Paulett Eberhart, Robert Larney and Phil Clark joined CDI during 2011, so no compensation information is provided for them for 2010, and 2011 reflects a partial year for each of them. Robert Giorgio became an executive officer in 2011, so no compensation information is provided for him for 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
H. Paulett Eberhart,	2012	757,787	0	371,990	310,009	568,012	95,164	2,102,962
President and Chief Executive Officer	2011	731,557	0	2,652,305	813,000	504,000	165,543	4,866,405

Robert M. Larney,	2012	475,000	150,000	113,993	95,007	219,326	7,261	1,060,587
Executive Vice President and Chief Financial Officer	2011	160,929	0	301,947	158,334	118,000	0	739,210

Philip L. Clark,	2012	457,787	0	113,993	95,007	243,695	6,657	917,139
Executive Vice President, Americas and Global Sales	2011	264,344	0	336,201	149,999	195,000	154,000	1,099,544

Robert J. Giorgio,	2012	465,004	0	106,691	0	237,987	26,075	835,757
Executive Vice President, Global Engineering and Technology Solutions	2011	458,238	0	434,825	77,439	350,000	20,176	1,340,678

Brian D. Short,	2012	357,788	0	89,994	75,003	156,661	5,219	684,665
Senior Vice President, Chief Administrative Officer and General Counsel	2011 2010	341,274 332,506	0 0	153,801 36,850	81,665 51,693	155,000 67,258	522 131	732,262 488,438

Notes to the Summary Compensation Table:

The “Salary” Column

In some cases, the amounts shown in the Salary column include amounts which an executive has elected to defer in connection with CDI’s Deferred Compensation Plan and CDI’s 401(k) savings plan. None of the compensation shown in this table was deferred in connection with the company’s Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for 2012 below for information concerning that plan).

The “Bonus” Column

When Robert Larney became our CFO in August 2011, in recognition of compensation from his previous employer that he forfeited by joining CDI, the company agreed to pay him a guaranteed bonus of $75,000 on each of the six-month and twelve-month anniversaries of his start date at CDI so long as he remained an employee of CDI on those dates. The two guaranteed bonus payments were made to Mr. Larney during 2012.

The “Stock Awards” Column

The following Stock Awards have been granted to the NEOs in the years covered by the Summary Compensation Table:

Time-Vested Deferred Stock (TVDS) – Shares of TVDS are earned by an executive over a vesting period, typically 20% per year over five years. Upon vesting, the shares of TVDS convert into unrestricted shares of CDI stock, and accrued dividends are payable in additional shares of CDI stock. During the vesting period the executive must remain employed by CDI, except in connection with certain terminations described below in the “Potential Payments upon Termination of Employment or Change in Control” section.

Performance-Contingent Deferred Stock (PCDS) – Shares of PCDS can be earned by an executive for meeting or exceeding annual financial goals. Half of any PCDS which is earned generally vests shortly after the end of the year of grant and the other half generally vests one year later. Upon vesting, the shares of PCDS convert into unrestricted shares of CDI stock, and accrued dividends are payable in additional shares of CDI stock.

Performance Shares (PS) – Performance Shares, which were first awarded to executives in 2012, entitle each recipient to earn shares of CDI stock based on CDI’s achievement of pre-established annual financial goals during each of the five calendar years from 2012 through 2016. The applicable financial goals are based on the company’s annual operating income, and up to 20% of the total Performance Shares awarded may be earned based on CDI’s achievement of the operating income target for that year. For any shares of CDI stock which are earned, the executive is credited with additional shares of CDI stock having a value equal to the accrued dividends. Performance Shares which are earned are settled shortly after a determination is made regarding the achievement of the relevant financial measures.

Stock Purchase Plan (SPP) units – During 2011, the Compensation Committee eliminated the executives’ future participation in the SPP, but due to tax regulations, deferrals that had already been set for 2011 continued for that year (which resulted in some SPP awards in early 2012 in connection with Non-Equity Incentive Plan Compensation earned for 2011 performance). Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by an NEO was deferred and converted into SPP units (based on the market price of CDI stock on the date that the amount of Non-Equity Incentive Plan Compensation was approved by the Compensation Committee) until the executive achieved his or her required stock ownership levels. An executive also could voluntarily elect to defer and convert up to an additional 25% of his or her Non-Equity Incentive Plan Compensation into SPP units. CDI made a matching contribution of one unit for every three units acquired by the executive through these voluntary deferrals. Upon vesting, the executive receives one share of CDI stock for each SPP unit, and accrued dividends are payable in additional shares of CDI stock. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The Stock Awards column represents the aggregate grant date fair value of TVDS, PCDS, PS and SPP units received by the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2012. The amounts in the Stock Awards column reflect the grant date fair value for these awards under accounting rules and do not necessarily correspond to the actual value that will be realized by the executives.

The grant date fair value of a TVDS award is equal to the market price of CDI stock on the date of grant multiplied by the number of shares of TVDS received on that date. The grant date fair value for the March 1, 2012 grant of TVDS to Mr. Giorgio, the only executive who received a TVDS grant in 2012, was $15.38 per share.

With respect to SPP units, only the grant date fair value of the additional SPP units received by NEOs as a result of the company match is included in this column (the value of the SPP units which an NEO received as a deferral of cash compensation is reflected in the Non-Equity Incentive Plan Compensation column). The grant date fair value of those SPP units is equal to the market price of CDI stock on the date of grant multiplied by the number of matching SPP units received on that date. In 2012, the grant date fair value of the SPP matching grant to Mr. Giorgio (the only NEO who received a matching grant of SPP units) was $15.38 per share.

The amounts included in the Stock Awards column with respect to PCDS are the amounts earned by the NEOs in connection with those awards, which is consistent with CDI’s accounting treatment of those awards. None of the shares of PCDS awarded to Mr. Short in 2010 were earned, and no value relating to those awards was included in this column for that year. The maximum value which Mr. Short could have earned under his 2010 PCDS award was $117,920. The value of the shares of PCDS awarded to Mr. Giorgio in 2012 based on 2011 performance is included in his Stock Awards for 2011. The 2011 PCDS awards which were earned by the NEOs are included in the Stock Awards column for 2011. The maximum value which the NEOs could have earned under the PCDS awards for 2011, assuming that the highest level of performance conditions had been achieved, was $1,538,000 for Ms. Eberhart, $278,201 for Mr. Larney, $263,551 for Mr. Clark, $387,650 for Mr. Giorgio and $143,495 for Mr. Short.

The PS awarded in 2012 to Ms. Eberhart, Mr. Larney, Mr. Clark and Mr. Short could be earned based on CDI’s operating profit in each year from 2012 through 2016 (up to 20% of the PS for each year), but since no shares were earned for 2012, the amounts in the Stock Awards column for 2012 reflect the grant date fair value relating to the shares which could be earned for 2013-2016 performance. The maximum value which the NEOs could have earned under the PS awarded in 2012, assuming that the highest level of performance conditions had been achieved in each of the five years, was $464,988 for Ms. Eberhart, $142,491 for Mr. Larney and for Mr. Clark, and $112,493 for Mr. Short.

The “Option Awards” Column

The following Option Awards have been granted to the NEOs in the years covered by the Summary Compensation Table:

Stock Appreciation Rights (SARs). SARs were awarded in 2010 and 2011. The exercise price of SARs is the market price of CDI stock on the date of grant. The company’s SARs have typically vested over five years and had a seven-year term. SARs are settled (paid) in shares of CDI stock.

Non-Qualified Stock Options. Non-qualified Stock Options were awarded in 2012 to each of the NEOs except for Mr. Giorgio. The exercise price of the Stock Options is the market price of CDI stock on the date of grant. The Stock Options awarded to executives in 2012 vest over five years and have a seven-year term.

The Option Awards column represents the aggregate grant date fair value of the SARs and Stock Options granted to the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant by grant basis.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
02/25/2010	Short	5.17	2.33	4.9	51.79	3.53
01/10/2011	Eberhart	8.13	1.93	4.9	59.98	2.71
09/29/2011	Larney Clark Giorgio Short	3.45	.98	4.4	54.61	4.74
11/01/2012	Eberhart Larney Clark Short	6.18	0.73	4.07	56.05	2.30

For additional information regarding the valuation assumptions relating to CDI’s Option Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2012. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not necessarily correspond to the actual value that will be realized by the executives.

The “Non-Equity Incentive Plan Compensation” Column

The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on their and the company’s performance that year and were paid in the following year. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see “The Cash Incentive Compensation Program” section of the CD&A.

In some cases, the amounts shown in the Non-Equity Incentive Plan Compensation column include amounts which were deferred into the SPP in the following year. This applies to a portion of the Non-Equity Incentive Plan Compensation earned by Mr. Giorgio for 2011 and by Mr. Short for 2010 and 2011.

With respect to Mr. Giorgio, his 2011 Non-Equity Incentive Plan Compensation column includes an amount which he elected to defer in connection with CDI’s Deferred Compensation Plan.

The “All Other Compensation” Column

All Other Compensation consists of the following:

a.	Dividends – the dollar value of additional shares of CDI stock received by each executive upon vesting of TVDS, PCDS and SPP units relating to accrued dividends (upon vesting, the holders of SPP units and shares of TVDS and PCDS receive additional shares of CDI stock having a value equal to the total dividends paid on a corresponding number of shares of CDI stock during the period from the grant date to the vesting date).

The table below shows the grant date value of CDI stock received by each NEO in respect of such dividends:

NEO	2012	2011	2010
Eberhart	$8,136	$0	N/A
Larney	2,115	0	N/A
Clark	1,611	0	N/A
Giorgio	24,250	20,176	N/A
Short	1,954	522	$131

b.	Company Contributions to 401(k) Plan – The table below shows the amount of the company’s matching contributions to the 401(k) plan accounts of the NEOs for 2012. No company contributions were made to the 401(k) plan accounts of the NEOs for 2011 or 2010.

NEO	2012
Eberhart	$5,069
Larney	5,146
Clark	5,046
Giorgio	1,825
Short	3,262

c.	Consulting Fees – Mr. Clark provided consulting services to CDI from January to May, 2011 prior to the time he became an employee of the company. The consulting fees paid to Mr. Clark for his services during this period were $154,000 and are included in All Other Compensation for 2011.

d.	Other – personal benefits and perquisites received by the NEO unless the total amount of such items received by the NEO is less than $10,000.

The only NEO who received items in this category having a value of $10,000 or more was Paulett Eberhart. In 2012, Ms. Eberhart’s All Other Compensation included payments to her for housing expenses in Philadelphia ($80,000) and certain expenses paid by the company for her husband when accompanying her at business events. These amounts are valued on the basis of the actual cost paid or reimbursed by the company.

Grants of Plan-Based Awards Table for 2012

The following table provides information about equity and non-equity awards granted to the NEOs in 2012. The type of award is indicated at the beginning of each row in the table. All equity awards were made under the Omnibus Plan except for SPP units, which were made under the Stock Purchase Plan (the Stock Purchase Plan was merged into the Omnibus Plan effective on May 3, 2012). All cash incentive awards were granted pursuant to the company’s annual incentive compensation program, though Ms. Eberhart’s incentive compensation was also governed by the CEO Bonus Plan and Ms. Eberhart’s and Mr. Giorgio’s incentive compensation were also governed by their employment agreements.

Name and Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
H. Paulett Eberhart
Non-Equity Incentive Plan	03/01/2012	212,180	757,787	909,344
Performance Shares	11/01/2012				5,357	26,785	26,785
Stock Options	11/01/2012								50,195	17.36	310,009

Robert M. Larney
Non-Equity Incentive Plan	03/01/2012	93,100	332,500	598,500
Performance Shares	11/01/2012				1,642	8,208	8,208
Stock Options	11/01/2012								15,383	17.36	95,007

Philip L. Clark
Non-Equity Incentive Plan	03/01/2012	89,726	320,451	576,812
Performance Shares	11/01/2012				1,642	8,208	8,208
Stock Options	11/01/2012								15,383	17.36	95,007

Robert J. Giorgio
Non-Equity Incentive Plan	03/01/2012	91,141	325,503	585,905
PCDS	03/01/2012							17,643			271,349
TVDS	03/01/2012							5,041			77,531
SPP	03/01/2012							7,585			116,657

Brian D. Short
Non-Equity Incentive Plan	03/01/2012	60,108	214,673	386,411
SPP	03/01/2012							2,520			38,758
Performance Shares	11/01/2012				1,296	6,480	6,480
Stock Options	11/01/2012								12,144	17.36	75,003

Notes to the Grants of Plan-Based Awards Table for 2012:

The “Grant Date” Column

This column sets forth the date that the grant or award was approved by the Compensation Committee.

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” Columns

These columns show the possible payouts under CDI’s Non-Equity Incentive Compensation Plan for 2012, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the thresholds that apply to the portion of the Non-Equity Incentive Compensation Plan based on CDI’s financial results and assumed that nothing was earned under the portion of the Non-Equity Incentive Compensation Plan based on strategic goals (as there was no threshold for such goals). The actual amounts earned by the NEOs are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see “The Cash Incentive Compensation Program” section of the CD&A.

The “Estimated Possible Payouts Under Equity Incentive Plan Awards” Columns

The rows for Performance Shares show the number of shares which each NEO could earn at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payouts over the vesting period of five years. Under the terms of the Performance Shares, the maximum payout is equal to the target payout. As described in the “Performance Shares Achievement” section of the CD&A, no shares were earned by the NEOs for 2012.

The “All Other Stock Awards” Column

All Other Stock Awards consist of shares of TVDS, PCDS and SPP units received by the NEOs in 2012. For more information about the company’s TVDS, PCDS and SPP, see the Notes to the Summary Compensation Table for the Stock Awards column. The PCDS award to Mr. Giorgio in 2012 was based on 2011 performance and the number of shares he earned became fixed on the date of the award.

The number of SPP units under this column in the rows for SPP represent the deferred portion of Non-Equity Incentive Compensation earned by the NEOs in 2011 and paid in March 2012, as well as additional units received by Mr. Giorgio in connection with the company’s matching contribution of one SPP unit for every three units acquired by the NEO in connection with the NEO’s election to make voluntary deferrals.

The “All Other Options Awards” Column

All Other Option Awards consist of Stock Options received by the NEOs in 2012. For more information about the company’s Stock Options, see the Notes to the Summary Compensation Table for the Option Awards column.

The “Exercise or Base Price of Option Awards” Column

The exercise price of all Stock Options granted in 2012 equaled the closing price of CDI stock on the date of grant.

The “Grant Date Fair Value of Stock and Option Awards” Column

The Dollar amounts in this column were computed in accordance with FASB ASC Topic 718, without regard to estimates for forfeitures. For Stock Options, the fair value was calculated using a Black-Scholes valuation. See the Notes to the Summary Compensation Table regarding the Option Awards column for the grant date fair value of the Stock Options and the assumptions used in computing that value. For TVDS, PCDS and SPP units, fair value was calculated by multiplying the closing price of CDI stock on the date of grant times the number of shares or units. The amounts in this column reflect the grant date fair value of these awards for accounting purposes and do not correspond to the actual value that will be realized by the executives.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table provides information on the holdings as of December 31, 2012 of unexercised Stock Options and SARs (Option Awards) and of unvested TVDS, PCDS, PS and SPP units (Stock Awards) for each of the NEOs.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
H. Paulett Eberhart	01/10/11	33,334	66,666	19.20	01/10/16	01/10/11	TVDS	100,000	1,713,000
	11/01/12	0	50,195	17.36	11/01/19	03/01/11	TVDS	10,687	183,068
						03/29/11	PCDS	17,336	296,966
						11/01/12	PS			4,286	73,419
							Total Stock Awards and Equity Incentive Plan Awards
										132,309	2,266,453

Robert M. Larney	09/29/11	9,178	36,716	10.98	09/29/18	09/19/11	TVDS	288	4,933
	11/01/12	0	15,383	17.36	11/01/19	09/29/11	TVDS	11,536	197,612
						10/31/11	PCDS	4,546	77,873
						11/01/12	PS			1,313	22,492
							Total Stock Awards and Equity Incentive Plan Awards
										17,683	302,910

Philip L. Clark	09/29/11	8,695	34,783	10.98	09/29/18	06/20/11	TVDS	3,200	54,816
	11/01/12	0	15,383	17.36	11/01/19	09/29/11	TVDS	10,929	187,214
						10/31/11	PCDS	4,307	73,779
						11/01/12	PS			1,313	22,492
							Total Stock Awards and Equity Incentive Plan Awards
										19,749	338,301

Robert J. Giorgio	03/09/06	8,000	0	26.56	03/09/13	03/03/08	TVDS	669	11,460
	03/01/07	10,000	0	26.82	03/01/14	03/19/09	TVDS	3,306	56,632
	03/03/08	10,664	2,669	24.81	03/01/15	02/25/10	SPP	1,932	33,095
	03/19/09	0	9,919	9.38	03/19/16	02/25/10	TVDS	3,155	54,045
	09/29/11	1,489	17,957	10.98	09/29/18	03/29/11	SPP	2,383	40,821
						05/16/11	TVDS	4,472	76,605
						09/29/11	TVDS	5,642	96,647
						03/01/12	SPP	7,585	129,931
						03/01/12	TVDS	5,041	86,352
						03/01/12	PCDS	8,822	151,121
						Total Stock Awards		43,007	736,710

Brian D. Short	03/19/09	2,400	1,600	9.38	03/19/16	03/19/09	TVDS	400	6,852
	02/25/10	4,000	6,000	14.74	02/25/17	05/15/09	TVDS	104	1,782
	09/29/11	4,734	18,937	10.98	09/29/18	02/25/10	SPP	298	5,105
	11/01/12	0	12,144	17.36	11/01/19	02/25/10	TVDS	1,500	25,695
						03/29/11	SPP	1,174	20,111
						09/29/11	TVDS	5,951	101,941
						10/31/11	PCDS	2,345	40,170
						03/01/12	SPP	2,520	43,168
						11/01/12	PS			1,037	17,764
							Total Stock Awards and Equity Incentive Plan Awards
										15,329	262,588

Notes to the Outstanding Equity Awards at 2012 Fiscal Year-End Table:

The “Number of Securities Underlying Unexercised Options” Column

Option Awards which were not fully exercisable at 12/31/12 become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

03/03/08	20% per year on each of the first five anniversaries of the date of grant
03/19/09	20% per year on each of the first five anniversaries of the date of grant
02/25/10	20% per year on each of the first five anniversaries of the date of grant
01/10/11	One-third per year on each of the first three anniversaries of the date of grant
09/29/11	20% per year on each of the first five anniversaries of the date of grant, except that Mr. Clark’s SARs vest 20% per year on each of the first five anniversaries of 5/31/11 (Mr. Clark’s first day of employment) and Mr. Larney’s SARs vest 20% per year on each of the first five anniversaries of 8/30/11 (Mr. Larney’s first day of employment)
11/01/12	20% per year on 03/01/13 and on each of the next four anniversaries of that date

The “Number of Shares or Units of Stock That Have Not Vested” Column

Stock Awards vest in accordance with the schedule below:

Grant Date	Award Type	Vesting

03/03/08	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/19/09	TVDS	20% per year on each of the first five anniversaries of the date of grant
05/15/09	TVDS	20% per year on each of the first five anniversaries of the date of grant
02/25/10	SPP	On the third anniversary of the date of grant
02/25/10	TVDS	For Mr. Short, 20% per year on each of the first five anniversaries of the date of grant, and for Mr. Giorgio, 20% per year on each of the first three anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant
01/10/11	TVDS	20% per year on each of the first five anniversaries of the date of grant provided that the market value of CDI Stock equals or exceeds the market value of CDI Stock on the date of grant
03/01/11	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/29/11	SPP	On the third anniversary of the date of grant
03/29/11	PCDS	Shares earned based on CDI’s 2011 financial performance vest 50% on the determination date in March 2012 and 50% on the first anniversary of the determination date
05/16/11	TVDS	25% on 02/24/12, 25% on 02/24/13 and 50% on 02/24/14
06/20/11	TVDS	20% per year on each of the first five anniversaries of the date of grant
09/19/11	TVDS	20% per year on each of the first five anniversaries of the date of grant
09/29/11	TVDS	20% per year on each of the first five anniversaries of the date of grant, except that Mr. Clark’s TVDS vest 20% per year on each of the first five anniversaries of 5/31/11 (Mr. Clark’s first day of employment) and Mr. Larney’s TVDS vest 20% per year on each of the first five anniversaries of 8/30/11 (Mr. Larney’s first day of employment)
10/31/11	PCDS	Shares earned based on CDI’s 2011 financial performance vested 50% on the determination date in March 2012, with the remaining 50% vesting on the first anniversary of the determination date
03/01/12	SPP	On the third anniversary of the date of grant
03/01/12	TVDS	One-third per year on each of the first three anniversaries of the date of grant
03/01/12	PCDS	50% vested on the grant date and 50% vests on the first anniversary of the award date

The “Market Value of Shares or Units of Stock That Have Not Vested” Column

The market value of the Stock Awards is based on the closing price of CDI stock as of the end of 2012, which was $17.13 per share.

The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” Column

This column shows the number of Performance Shares which would be earned for 2013-2016 at the threshold level of performance necessary to earn any Performance Shares in each of those years. Twenty percent of the target number of Performance Shares granted were forfeited due to the failure to achieve the 2012 performance threshold. The Performance Shares shown in this column will vest based on CDI’s operating income for each year from 2013 to 2016, with vesting in the following year after CDI’s financial results for the prior year are approved.

The “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” Column

The market value of the Equity Incentive Plan Awards shown in this table is based on the closing price of CDI stock as of the end of 2012, which was $17.13 per share.

Option Exercises and Stock Vested Table for 2012

The following table provides information regarding (a) all exercises of SARs or Stock Options by the NEOs in 2012 and (b) the vesting of TVDS, PCDS and SPP units in 2012 on an aggregate basis for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Paulett Eberhart	0	0	20,537	315,859
Robert M. Larney	0	0	7,632	121,288
Philip L. Clark	0	0	7,963	127,217
Robert J. Giorgio	6,273	110,693	27,809	460,584
Brian D. Short	0	0	4,702	75,719

Notes to the Option Exercises and Stock Vested Table for 2012:

The “Number of Shares Acquired on Exercise” Column

The amount in this column for Mr. Giorgio represents the total number of SARs he exercised in 2012. The number of shares shown in this column has not been reduced to reflect the shares which were withheld to satisfy Mr. Giorgio’s income tax obligations. Therefore, the net number of shares acquired by Mr. Giorgio was lower than the number shown in this column. The net number of shares which Mr. Giorgio received is set forth in the table at the end of this section.

The “Value Realized on Exercise” Column

The amount in this column for Mr. Giorgio is equal to the difference between the market price of CDI stock at the time he exercised his SARs and the SARs exercise price, multiplied by the number of SARs he exercised. Mr. Giorgio received CDI stock, not cash, upon exercise of his SARs. The value of the net number of shares received by Mr. Giorgio (after the number of shares was reduced to satisfy his income tax obligations) is set forth in the table at the end of this section.

The “Number of Shares Acquired on Vesting” Column

The shares reported in this column include shares received by the NEOs upon vesting of TVDS, PCDS and SPP units, including additional shares of CDI stock which holders of TVDS, PCDS and SPP units received upon vesting as a result of dividends. The additional shares had a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends paid on a corresponding number of shares of CDI stock between the date that the TVDS, PCDS or SPP units were granted and the date that the TVDS, PCDS or SPP units vested.

The numbers of shares shown in this column have not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEOs. Therefore, the actual number of shares acquired by each NEO was lower than the number shown in this column. The actual number of shares of CDI stock which each NEO received is set forth in the table at the end of this section.

The “Value Realized on Vesting” Column

The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS, PCDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table at the end of this section, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column. The values shown in this column were received by the NEOs in shares of CDI stock, not in cash.

Name	Option Awards		Stock Awards
	Net Number of Shares Acquired on Exercise of Option Awards (#)	Value Realized Based on Net Number of Shares Acquired on Exercise of Option Awards ($)	Net Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Net Number of Shares Acquired on Vesting of Stock Awards ($)
H. Paulett Eberhart	0	0	13,739	211,306
Robert M. Larney	0	0	5,104	81,112
Philip L. Clark	0	0	5,741	91,786
Robert J. Giorgio	4,370	77,446	19,841	329,213
Brian D. Short	0	0	3,022	48,742

Nonqualified Deferred Compensation Table for 2012

The NEOs are among the employees of the company who may participate in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary program under which CDI does not make any contributions. The plan allows CDI employees who are constrained from contributing the maximum permissible amount to their 401(k) plan accounts by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments) of their salary and of their non-equity incentive compensation for that year. The maximum permitted deferrals are 40% of salary and 50% of non-equity incentive compensation.

Bookkeeping accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their plan balances among various investment funds selected by the committee which administers the plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with

CDI, an unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65 or, for deferrals made after 2011, following age 55 if the participant has at least five years of service with CDI), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the contributions, earnings, distributions and year-end balances of the NEOs under CDI’s Deferred Compensation Plan for 2012. Robert Giorgio was the only NEO who participated in the Deferred Compensation Plan during 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert J. Giorgio	0	0	93,370	0	1,200,302

Notes to the Nonqualified Deferred Compensation Table for 2012:

The “Aggregate Balance at Last FYE” Column

The aggregate balance in the Deferred Compensation Plan account for Mr. Giorgio at December 31, 2012 includes $20,482 of his compensation in 2011 which was previously reported in the Summary Compensation Table.

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Employment Agreement with Paulett Eberhart

CDI entered into an employment agreement with Paulett Eberhart in January 2011 when she joined CDI as our CEO. Under that agreement, if Ms. Eberhart’s employment is terminated (a) by the company without cause or (b) by Ms. Eberhart following a material office relocation that increases her daily commute by fifty or more miles, a material reduction in her duties or a reduction in her salary or the failure to pay her compensation when owed (other than inadvertent mistakes or failures which are corrected) (any of these events in (b) were referred to in Ms. Eberhart’s employment agreement as “good reason”), then the company will continue to pay her base salary until the expiration of a “severance period”, provided that Ms. Eberhart signs a release and waiver of all claims against CDI. That “severance period” is the lesser of twelve months or her remaining employment term (until January 9, 2014). Also, in the event of (a) or (b) described above in this paragraph, Ms. Eberhart would be entitled to receive: (i) reimbursement for COBRA premiums during the severance period, (ii) any bonus earned in a prior completed fiscal year that hadn’t been paid as of her termination date, (iii) a pro-rated bonus for the year of termination based on the performance of CDI for that year, and (iv) accelerated vesting of any PCDS award earned which had been earned prior to the termination date. The company’s obligation to continue to pay her base salary and to reimburse her COBRA premiums would end at such time as she became employed by a new employer.

Ms. Eberhart’s employment agreement provides that during her employment by CDI and continuing until the later of (a) six months following any termination of her employment or (b) the expiration of her severance period, she shall not compete with CDI or solicit its employees or customers.

Employment Agreement with Robert Giorgio

In February 2009, Robert Giorgio and CDI entered into an employment agreement with an employment term ending on December 31, 2012, to be followed by a two-year consulting term. In December 2012, Mr. Giorgio and CDI signed an amendment to his employment agreement which extended the term of his employment to June 30, 2013 (the "Extension Period"). Under the amendment, the parties may, at their discretion, agree to further extend the Extension Period for up to an additional six months. Mr. Giorgio’s compensation during the Extension Period consists of: (a) base salary at the annual rate provided in his 2009 agreement ($465,000 per year), which will be pro-rated based on his length of service during the Extension Period; (b) bonus at the same level provided in his 2009 agreement, which will be pro-rated based on his length of service during the Extension Period, and the performance targets and his achievement of those performance targets will be based on performance during the Extension Period; and (c) employee benefits as set forth in his 2009 agreement.

Under his employment agreement, if Mr. Giorgio’s employment is terminated (a) by the company without cause or (b) by Mr. Giorgio because he is assigned duties that are demeaning or materially inconsistent with his position and duties at the time he entered into his employment agreement, his place of employment is moved outside the Philadelphia area, or if, following a change in control of the company, there is a material reduction in his salary or incentive compensation or his principal office is moved by more than fifty miles (any of these events are referred to in Mr. Giorgio’s employment agreement as “good reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Giorgio signs a release and waiver of all claims against CDI. The “severance period” is the lesser of twelve months or his remaining employment term (which has been extended to June 30, 2013). Also, in the event of (a) or (b) described above in this paragraph, Mr. Giorgio would be entitled to receive $15,000 toward outplacement services and a prorated payout of his non-equity incentive compensation for the year of termination based on actual performance.

Under the amendment, Mr. Giorgio’s consulting period will begin on the first day following the end of the Extension Term and end on December 31, 2014. During the consulting term, Mr. Giorgio will provide at least 40 days of consulting services per year and will be paid $4,000 for each day or partial day of services rendered. If Mr. Giorgio elects COBRA coverage during his consulting term, CDI will reimburse him for the same portion of his insurance premiums as the company was paying at the end of his employment term. The amendment also provides that, in the event of his retirement as provided in his outstanding Stock Appreciation Rights Agreements, Mr. Giorgio will have until December 31, 2014 to exercise those awards.

Mr. Giorgio’s employment agreement provides that for one year following the termination of his employment by CDI for cause or by him other than for good reason, he shall not compete with CDI or solicit its customers or management employees during the severance period.

Executive Severance Program

CDI’s Executive Severance Program, which has been approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement and a performance rating of “on target” or better. Robert Larney, Philip Clark and Brian Short are eligible to receive benefits under this program.

Under the Executive Severance Program, an executive whose employment is terminated by the company without cause is entitled to receive continuing payments of bi-weekly amounts equal to the base salary the executive was receiving before his or her termination for up to twelve months following the termination date. These severance payments cease when the departed executive secures another job (or after twelve months, whichever comes first). Under the Executive Severance Program, the company also pays up to $15,000 in outplacement services. In addition, the executive has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment (but not beyond the expiration date of the SAR or stock option). During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical, dental and vision insurance (referred to collectively as “health insurance”) plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying, and (b) CDI continues to provide basic life insurance coverage. In return for receiving the benefits under the Executive Severance Program, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees or customers during the severance period.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. If the executive’s employment is terminated due to long-term disability or death, the executive would receive a prorated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason (including retirement), a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. Provisions contained in the employment agreements of Ms. Eberhart and Mr. Giorgio regarding their right to receive a prorated portion of their non-equity incentive compensation following termination of employment under certain circumstances were described above.

Deferred Compensation Plan

During 2012, only one of the NEOs (Robert Giorgio) maintained an account in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail above in the section entitled “Nonqualified Deferred Compensation Table for 2012”. Among the events which trigger distributions from the Deferred Compensation Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Each of the NEOs except for Ms. Eberhart holds SARs that are subject to this provision.

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested stock options will vest as of the date of such event. If the holder’s employment with the company terminates for any other reason, the then-unvested portion of the stock options will be forfeited. Each of the NEOs except for Mr. Giorgio holds stock options that are subject to this form of agreement, though none of the stock options held by the NEOs were vested as of December 31, 2012.

Time-Vested Deferred Stock. Under CDI’s standard form of TVDS agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Each of the NEOs except for Ms. Eberhart holds shares of TVDS that are subject to this provision.

With respect to any shares of TVDS received by an NEO pursuant to the Executive Stock Purchase Opportunity Program, if the NEO’s employment is terminated by the company without cause or in the event of the death, disability or retirement of the NEO, then all unvested shares of TVDS will immediately vest. Each of the NEOs other than Mr. Giorgio holds shares of TVDS acquired under the Executive Stock Purchase Opportunity Program.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

Mr. Giorgio and Mr. Short hold SPP units that are subject to these provisions.

Performance Shares. Under CDI’s standard form of Performance Shares agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, after the last day of a particular fiscal year but prior to the determination date in the following fiscal year, any Performance Shares that would have vested on the determination date of the following fiscal year will immediately vest. Otherwise, all unvested Performance Shares are forfeited upon termination of employment. Each of the NEOs except for Mr. Giorgio holds Performance Shares that are subject to this form of agreement, though none of the Performance Shares awarded to the NEOs were vested as of December 31, 2012.

"Clawback” Policy

The company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). Therefore, certain payments and benefits described in this section regarding “Potential Payments upon Termination of Employment or Change in Control” may be subject to forfeiture and clawback under certain circumstances.

Table for Potential Payments to the NEOs upon Termination of Employment or Change in Control

The table below sets forth the benefits that each of the NEOs would have received if a termination or separation from employment or a change in control of CDI had occurred on December 31, 2012. The actual amounts paid to an executive can only be determined at the time of the executive’s separation from the company, and so the actual amounts paid to an executive upon a termination of employment are likely to differ from the amounts set forth in the table below.

Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. Severance and other deferred compensation payments to the NEOs may be subject to a six-month delay following the executive’s termination of employment, if necessary to avoid the imposition of an additional 20% tax on such payments pursuant to Section 409A of the Internal Revenue Code.

Type of Payment or Benefit	Resignation or Termination by CDI for Cause ($)	Termination by CDI Not for Cause ($)	Termination by Executive for Good Reason	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
H. Paulett Eberhart
Salary continuation	0	775,000	775,000	0	0
Reimbursement of COBRA premiums (1)	0	14,038	14,038	0	0
Non-Equity Incentive Plan Compensation (2)	0	568,012	568,012	0	0
Accelerated vesting of TVDS (3)	0	183,798	0	183,798	0
Accelerated vesting of PCDS (4)	0	298,018	298,018	0	0
Total	0	1,838,866	1,655,068	183,798	0

Robert M. Larney
Salary continuation	0	475,000	0	0	0
Outplacement services	0	15,000	0	0	0
Continuation of health insurance benefits (company contribution) (5)	0	5,852	0	0	0
Basic life insurance	0	168	0	0	0
Non-Equity Incentive Plan Compensation (2)	0	219,326	0	219,326	0
Accelerated vesting of TVDS (3)	0	4,947	0	54,481	0
Accelerated vesting of SARs (6)	0	0	0	282,248	0
Total	0	720,293	0	556,055	0

Philip L. Clark
Salary continuation	0	475,000	0	0	0
Outplacement services	0	15,000	0	0	0
Continuation of health insurance benefits (company contribution) (5)	0	5,852	0	0	0
Basic life insurance	0	168	0	0	0
Non-Equity Incentive Plan Compensation (2)	0	243,695	0	243,695	0
Accelerated vesting of TVDS (3)	0	54,986	0	101,910	0
Accelerated vesting of SARs (6)	0	0	0	267,390	0
Total	0	794,701	0	612,995	0

Robert J. Giorgio
Salary continuation	0	465,000	465,000	0	0
Outplacement services	0	15,000	15,000	0	0
Continuation of health insurance benefits (company contribution) (5)	0	5,852	0	0	0
Basic life insurance	0	168	0	0	0
Non-Equity Incentive Plan Compensation (2)	0	237,987	237,987	237,987	0
Distribution of balance in Deferred Compensation Plan (7)	1,200,302	1,200,302	1,200,302	1,200,302	1,200,302
Distribution of balance in Excess Benefit Plan (8)	39,333	39,333	39,333	39,333	0
Payment under 2004 buyback program for unused paid time-off (9)	2,423	2,423	2,423	2,423	0
Accelerated vesting of TVDS (3)	0	0	0	108,046	0
Accelerated vesting of SPP units (3)	137,510	204,470	0	204,470	0
Accelerated vesting of SARs (6)	0	0	0	196,465	0
Total	1,379,568	2,170,535	1,960,045	1,989,026	1,200,302
Brian D. Short
Salary continuation	0	375,000	0	0	0
Outplacement services	0	15,000	0	0	0
Basic life insurance	0	168	0	0	0
Non-Equity Incentive Plan Compensation (2)	0	156,661	0	156,661	0
Accelerated vesting of TVDS (3)	0	1,793	0	39,415	0
Accelerated vesting of SPP units (3)	59,962	68,579	0	68,579	0
Accelerated vesting of SARs (6)	0	0	0	200,477	0
Total	59,962	617,201	0	465,132	0

Notes to the Table for Potential Payments to the NEOs upon Termination of Employment or Change in Control:

(1)	This is the full cost of the COBRA premiums relating to Ms. Eberhart’s health insurance coverage for one year.

(2)	With respect to the NEOs other than Ms. Eberhart (whose payouts are governed by her employment agreement), except in the case of a termination due to death or disability, the payout would be subject to the discretion of the CEO and the approval by the Compensation Committee. For purposes of this table, when the executive would be entitled to a payout, the amount was assumed to be the actual Non-Equity Incentive Plan Compensation earned by that executive for 2012.

(3)	The value of shares of TVDS and SPP units subject to accelerated vesting is based on the market price of CDI stock on December 31, 2012, which was $17.13 per share. This includes any additional shares which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction has been made for the taxes which would be payable by the executive upon the vesting of the shares of TVDS or SPP units.

(4)	The value of the shares of PCDS subject to accelerated vesting (equal to 50% of the shares of PCDS which Ms. Eberhart earned for 2011 performance) is based on the market price of CDI stock on December 31, 2012, which was $17.13 per share. This includes the additional shares which Ms. Eberhart would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction has been made for the taxes which would be payable by Ms. Eberhart upon the vesting of the shares of PCDS.

(5)	This assumes the continuation of health insurance benefits during a one-year severance period and that the executive continues to make the required medical benefit plan payments as in effect immediately before termination of employment.

(6)	The value of SARs subject to accelerated vesting is based on the amount by which the market price of CDI stock on December 31, 2012 ($17.13 per share) exceeds the exercise price of the SAR. No deduction has been made for the taxes which would be payable by the executive upon exercise of the SARs.

(7)	The amounts in this row consist of the executive’s voluntary deferral of a portion of the Salary and Non-Equity Incentive Compensation Plan awards previously earned by the executive plus investment earnings on those deferrals.

(8)	Robert Giorgio is the only NEO who has a balance in CDI’s Excess Benefit Plan, which is an unfunded, non-qualified plan that was set up for those employees for whom employer contributions and forfeitures under the company’s former Retirement Plan would have otherwise exceeded the annual statutory maximum. Under the Excess Benefit Plan, this excess amount was credited to an account for the employee. Each year, the accounts are credited with interest based on the average ten-year U.S. Treasury note yield for that year. Contributions haven’t been credited to the Excess Benefit Plan in many years because no contributions have been made to the Retirement Plan in many years. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan.

(9)	In connection with revising our paid time-off policy in 2004, Mr. Giorgio elected to receive payment for his accrued but unused paid time-off as of the end of 2004 upon his termination of employment.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

CDI seeks approval from its shareholders, in a non-binding advisory vote, of the compensation of the company’s Named Executive Officers (NEOs) as described in the Executive Compensation section beginning on page 22, including the Compensation Discussion and Analysis (CD&A) beginning on page 23 and the related compensation tables beginning on page 37.

As described more fully in the CD&A, CDI’s executive compensation program is designed to promote a performance-based culture and aligns the interests of shareholders and executives through variable, at-risk compensation with an appropriate balance of near-term and long-term objectives. Our executive compensation program supports our business and strategic growth plan and is designed to attract, motivate, reward and retain the high-quality executives necessary to provide company leadership and maximize shareholder value. We believe that our compensation policies and procedures reflect a pay-for-performance philosophy.

For the reasons set forth above, we are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This is commonly referred to as a “say-on-pay” resolution. While not binding on the company, the Board and the Compensation Committee value input from shareholders and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR Proposal Two, to approve, on an advisory basis, the compensation of our Named Executive Officers, as described above in the Executive Compensation section, including the CD&A and the related compensation tables and narrative discussion. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL THREE

RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Appointment of Independent Registered Public Accounting Firm for 2013

The independent registered public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well qualified for this engagement. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Three. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Registered Public Accounting Firm for 2012 and 2011

KPMG LLP served as CDI’s independent registered public accounting firm for the fiscal years ended December 31, 2012 and December 31, 2011. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2012	2011
Audit Fees (1)	$1,400,000	$1,615,000
Audit-Related Fees (2)	34,038	34,500
Tax Fees (3)	29,750	75,529
All Other Fees (4)	1,442	1,442

TOTAL FEES	1,465,230	1,726,471

(1)	Audit Fees consisted of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees in 2012 consisted mainly of the fees billed for audits of the financial statements of CDI’s 401(k) plan, and also included professional services associated with certain statutory financial statements in the United Kingdom. Audit-Related Fees in 2011 consisted entirely of the fees billed for audits of the financial statements of CDI’s 401(k) plan.

(3)	Tax Fees in 2012 related to consulting services in connection with certain tax credits. Tax Fees in 2011 related to consulting services in connection with certain tax credits and potential international transactions.

(4)	All Other Fees in 2012 and 2011 consisted of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee (sometimes referred to simply as the “Committee” in this section) has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s independent registered public accounting firm in order to assure that providing such services will not impair the firm’s independence.

For audit services, KPMG provides the Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2012 other than certain tax consulting described in the table above (for $29,750 in fees) and a license ($1,442 fee) for certain payroll tax compliance software used by CDI in the United Kingdom. Under CDI’s pre-approval policy, management may submit to the Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the year. Management and the independent registered public accounting firm must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chair reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm.

The independent registered public accounting firm must ensure that the Committee has approved all services provided to CDI. The independent registered public accounting firm’s fees, as compared to the budget for such services, are tracked and reported to the Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of three directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Board has determined that Ronald Kozich is an audit committee financial expert, as defined in the rules of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company's independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee held nine meetings during 2012. Committee meetings were designed to, among other things, facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2012 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2012. The Audit Committee was kept apprised of the progress of the evaluation over the course of the year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2012, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CDI's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

Lawrence C. Karlson, Chair

Ronald J. Kozich

Anna M. Seal

ANNUAL REPORT

CDI's Annual Report to Shareholders for the year ended December 31, 2012 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company's 2014 proxy statement, to be considered for action at the 2014 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 24, 2013 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2014 proxy statement but which properly comes before the 2014 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 9, 2014, then the proxy solicited by the Board for the 2014 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

Brian D. Short, Secretary

Dated: April 15, 2013

Philadelphia, Pennsylvania

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Eastern Time, on May 20, 2013.

Vote by Internet • Go to www.investorvote.com/CDI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominated directors in
Proposal 1 and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS
The eight nominees are:				+
01 - H. Paulett Eberhart 05 - Ronald J. Kozich	02 - Michael J. Emmi 06 - Anna M. Seal	03 - Walter R. Garrison 07 - Albert E. Smith	04 - Lawrence C. Karlson 08 - Barton J. Winokur

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) or number(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐	3. Proposal to ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2013	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+

                        01MUHC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions on how to vote by Internet or telephone.
Proxy — CDI CORP.
1717 Arch Street, 35th Floor Philadelphia, PA 19103-2768
This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Brian D. Short and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 19, 2013 at CDI Corp.’s annual meeting of shareholders to be held on May 21, 2013, or any adjournment or postponement thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter at their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 15, 2013 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL EIGHT NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, AND FOR PROPOSALS TWO AND THREE. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)